Exhibit 2.4

DATED 22nd JUNE 2010

LECG LIMITED

- and -

LECG CORPORATION

- and -

BOURNE BUSINESS CONSULTING LLP

- and –

BOURNE BUSINESS CONSULTING LIMITED

- and –

THE PARTNERS

(as defined in this Agreement)

BUSINESS SALE AGREEMENT

relating to the business and certain assets of Bourne Business Consulting LLP and Bourne Business Consulting Limited

Millennium Bridge House, 2 Lambeth Hill, London EC4V 4AJ

Tel +44 (0)20 7429 6000   Fax +44 (0)20 7429 6001   LDE 196

www.salans.com

THIS AGREEMENT is made on 22nd June 2010

BETWEEN:

(1)           LECG LIMITED a company incorporated and registered in England with registered number 03348622 whose registered office is Davidson Building, 5 Southampton Street, London WC2E 7HA (“LECG”);

(2)           LECG CORPORATION a company incorporated and registered in the state of Delaware whose office is 2000 Powell Street, Suite 600, Emeryville, California 94608 (“Guarantor”);

(3)           BOURNE BUSINESS CONSULTING LLP incorporated and registered in England with registered number OC301964 whose registered office is at 5 Castle Street, Farnham, Surrey GU9 7HR (“Bourne LLP”);

(4)           BOURNE BUSINESS CONSULTING LIMITED a company incorporated and registered in England with registered number 05043580 whose registered office is at 5 Castle Street, Farnham, Surrey GU9 7HR (“Bourne Ltd”); and

(5)           THE PERSONS whose names and addresses are set out in Schedule 1 (together and severally the “Partners”).

BACKGROUND:

(A)          The Bourne Group (as defined below) carry on a business of management consultancy focussing on the provision of tax compliance and optimisation services under the name “Bourne”.

(B)          The Bourne Group have agreed to sell the Business Goodwill and certain other assets of the Business to LECG and LECG has agreed to purchase those assets and the Business on the terms of this agreement including without limitation on the basis of the warranties, agreements and indemnities set out herein.

(C)          The parties agree and confirm that LECG intends to operate the Business post-Completion under the defined management unit named “European Tax Services” (the “Ongoing Business”).

AGREED TERMS

1                 DEFINITIONS AND INTERPRETATION

1.1             The definitions and rules of interpretation in this clause apply in this agreement.

“2002 Act”	the Land Registration Act 2002;

“Accounts”

the financial statements of each of Bourne LLP and Bourne Ltd for the accounting period ending on the Accounts Date in the case of Bourne LLP and in the case of Bourne Ltd on 31 July 2009 (copies of which are attached to the Disclosure Letter);

“Accounts Date”	30 April 2009;

“Actual Completion Date”	in relation to the Properties the date upon which each of

them is transferred or assigned to LECG;

“Assets”	the property, rights and assets of the Business (other than the Excluded Assets) set out in clause 2.1 of this agreement;

“Assumed Liabilities”

the obligations of the Bourne Group arising on or after the Completion Date in relation to the Properties and the Contracts (but excluding any financing or lease purchase costs relating to software or the Software Licences);

“Assurances”	the transfers or assignments of the Properties to LECG in the agreed form;

“Bespoke Software”

the database applications used in the Business known as “CRuMBs” (being a centralised contact database containing a list of suppliers, prospects and clients and a tool for recording and managing contact relationships and business development), “BOB” (being a time-sheet database) and “Elsa” (being a database for collecting and reporting capital allowance projects to certain Clients);

“Book Debts”	all trade and other debts and amounts owing to the Bourne Group on the Completion Date in respect of the Business;

“Bourne Group”	Bourne LLP and Bourne Ltd;

“Bourne LLP Goodwill”

the goodwill, custom and connection of Bourne LLP in relation to the Business, together with the exclusive right for LECG and its successors, assigns and licensees to carry on the Business under the Business Names (and all other names associated with the Business) and respectively to represent themselves as carrying on the Business in succession to Bourne LLP;

“Bourne Ltd Goodwill”

the goodwill, custom and connection of Bourne Ltd in relation to the Business, together with the exclusive right for LECG and its successors, assigns and licensees to carry on the Business under the Business Names (and all other names associated with the Business) and respectively to represent themselves as carrying on the Business in succession to Bourne Ltd;

“Business”

the business or profession of management consultancy focussing on the provision of tax compliance and optimisation services under the name “Bourne” carried on by the Bourne Group as at and prior to the Completion Date;

“Business Day”	a day (other than a Saturday, Sunday or public holiday) when banks in London are open for business;

“Business Goodwill”	the Bourne LLP Goodwill and the Bourne Ltd Goodwill;

“Business Information”	all information (whether or not confidential and in whatever form held) which relates exclusively to the

Business;

“Business IPR”

the Intellectual Property Rights of the Bourne Group as listed in Schedule 12 (not comprised in the Bespoke Software, the software licensed to the Bourne Group under the Software Licences, the Trade Mark, the rights in the Business Names and the Domain Names);

“Business Names”	Bourne and Bourne Business Consulting;

“Claim”	a claim under the Warranties and a Claim is “connected” with another Claim or Substantiated Claim if they arise out of the occurrence of the same events or relate to the same subject matter;

“Client Data”	the personal data (as defined under the Data Protection Act 1998) about the Bourne Group’s former, current and prospective clients, which is transferred to LECG under the terms of this agreement;

“Clients”	all the clients of the Business;

“Client Engagements”

all those engagements entered into on or prior to the Completion Date by or on behalf of the Bourne Group with Clients for the provision of services by the Bourne Group in connection with and in the ordinary course of the Business which at the Completion Date remain to be performed in whole or in part;

“Competent Authority”	a local authority or other body exercising statutory powers or duties;

“Completion”	the completion of the sale and purchase of the Business and the Assets pursuant to and in accordance with this agreement;

“Completion Date”	2 July 2010;

“Connected”	has the meaning given in sections 1122-1123 of the Corporation Tax Act 2010;

“Contracts”

all the contracts, arrangements and obligations of, and rights, benefits and licences enjoyed by, the Bourne Group and which have been entered into in the ordinary course of the Business and are wholly or partly unperformed at Completion, including the Client Engagements, the Supplier Contracts and the Software Licences, supply and distribution agreements and agreements with third parties for the supply of computer maintenance and support services but excluding (i) any contracts, arrangements or obligations with professional services firms or consultants (ii) the Leases, (iii) the employment contracts of the Employees, (iv) any contracts, arrangements or obligations relating to borrowing, (v) any contracts, arrangements or obligations of insurance and (vi) any contracts, arrangements or obligations forming part of the Excluded Assets;

“Customs”	HM Revenue & Customs;

“Default”	has the meaning given to it in clause 15.6;

“Demand”	any action, award, claim or other legal recourse, complaint, cost, debt, demand, expense, fine, liability, loss, outgoing, penalty and proceeding;

“Disclosed”	disclosed (with sufficient detail to identify to LECG the nature and scope of matter disclosed) in the Disclosure Letter;

“Disclosure Letter”	the letter written and delivered by or on behalf of the Warrantors to LECG on the same date as this agreement together with the bundle of documents (“Disclosure Bundle”), each in the agreed form;

“Domain Names”	each or all as the context admits of the domains listed in Schedule 7;

“Earn Out Consideration”	the additional consideration, if any, to be paid by LECG to the Bourne Group in accordance with clause 3 and schedule 10;

“Earn Out Period”	the period from Completion up to and including 30 June 2014;

“Email Addresses”	any email addresses at the Domain Names;

“Employee Data”

the personal data (as defined under the Data Protection Act 1998) about the Bourne Group’s former and current employees, officers, agents and/or contractors, which is transferred to LECG under the terms of this agreement;

“Employees”	the employees of the Bourne Group as at the date of this agreement whose details are set out in Schedule 4;

“Employment Agreements”	the employment agreements in the form agreed between each Partner and LECG to be entered into between each Partner and LECG on Completion;

“Encumbrance”

any mortgage, charge (fixed or floating), pledge, lien, hypothecation, guarantee, trust, right of set-off or other third party right or interest (legal or equitable) including any assignment by way of security, reservation of title or other security interest of any kind, however created or arising, or any other agreement or arrangement (including a sale and repurchase agreement) having similar effect;

“Excluded Assets”	the assets and rights of the Business set out in clause 2.2;

“Excluded Liabilities”	all the liabilities or obligations of the Bourne Group other than the Assumed Liabilities, including but not limited to the bank overdraft facility and any other bank debt of the Bourne Group and any liability arising in connection with services provided to clients of the Bourne Group prior to the Completion Date;

“Health and Safety Laws”

all applicable laws, statutes, regulations, secondary legislation, bye-laws, common law, directives, treaties and other measures, judgments and decisions of any court or tribunal, codes of practice and guidance notes which are legally binding and in force as at the date of this agreement in so far as they relate to or apply to the health and safety of any person;

“Independent Accountants”

an independent firm of Chartered Accountants agreed by Bourne LLP and LECG or (in default of agreement within 14 days from the first nomination of a firm of chartered accountants by one party to the other) to be appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either Bourne LLP or LECG;

“Information Memorandum”	the information memorandum relating to the Bourne Group prepared by Equiteq LLP dated January 2010 and attached to the Disclosure Letter;

“Initial Consideration”	the sum of £2,000,000;

“Insolvency Event”	any of the following:

	•	an order or resolution being passed for the winding up of the relevant entity or for a provisional liquidator or manager to be appointed in respect of it;

	•	an administration order being made in respect of the relevant entity;

	•	an administrator, receiver or manager (which expression shall include an administrative receiver) being appointed in respect of the relevant entity or all or any of the assets of the relevant entity;

•

a voluntary arrangement under s.1 Insolvency Act 1986 or scheme of arrangement under Part 26 Companies Act 2006 or other compromise or arrangement in respect of the relevant entity’s creditors generally or any class of them being adopted;

	•	a moratorium under s. 1A Insolvency Act 1986 being proposed or being in force in respect of the relevant entity;

	•	the relevant entity being found to be unable to pay its debts within the meaning of s.123 Insolvency Act 1986; or

• the equivalent of any of the above in any relevant jurisdiction outside of the United Kingdom;

“Intellectual Property Rights”

patents, rights to inventions, utility models, copyright, trade marks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world;

“Interest Rate”	interest at a rate equal to 4% per annum above the base lending rate from time to time of Barclays Bank PLC;

“IT System”

all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation and the Bespoke Software) owned, leased or licensed by or in relation to the Business details of which are set out in Schedule 11;

“Landlord”	in respect of the Properties the person from time to time entitled to the reversion to the Leases whether or not immediate;

“Landlord’s Transfer Consent”

the consent of the Landlord to the transfer or assignment of the Properties to LECG in the agreed form or such other documentations that enables the Property in question to be transferred or assigned, without obtaining such Landlord’s consent, in accordance with the provisions of the relevant Lease or relevant Other Title Documents;

“Law”

Act of Parliament, statutory instrument, regulation, bye-law, requirement of a Competent Authority, statutory body or authority, common law or regulation, directive or mandatory requirement of the European Union;

“Leases”

in respect of the Properties the leases under which they are held, short particulars of which are set out in Part 2 of Schedule 3, and each a Lease, to be construed in accordance with the Other Title Documents;

“LECG’s Group”	LECG and every body corporate which is from time to time a holding company of LECG, a subsidiary of LECG or a subsidiary of a holding company of LECG;

“LECG’s Solicitors”	Salans LLP of Millennium Bridge House, 2 Lambeth Hill, London EC4V 4AJ;

“Letting Documents”	any tenancy, licence or other agreement or arrangement giving rise to rights of occupation and enjoyment to which a Property is subject, brief particulars of which are set out in Part 4 of Schedule 3;

“Management Accounts”

means the management accounts of Bourne LLP which include the financial data for Bourne Ltd for the period from the Accounts Date to 30 April 2010 copies of which are included in the Disclosure Bundle;

“Moveable Assets”	the furniture, equipment, fixtures and fittings (other than the landlord’s fixtures and fittings) identified in Schedule 8;

“Ongoing Business”	has the meaning given to it in paragraph (C) of the Background;

“Default Right”	has the meaning given to it in paragraph 1 of Schedule 14;

“Other Title Documents”	the other title documents to which the Leases take subject to or are varied by as set out in part 3 of Schedule 3;

“Part 1 Standard Conditions”	the conditions in Part 1 of the Standard Commercial Property Conditions (Second Edition) and “Condition” means any one of them;

“Payment Demand”	has the meaning given to it in clause 15.6;

“Pension Scheme”	the stakeholder pension scheme with Scottish Equitable;

“Properties”	the leasehold office premises occupied or sublet by the Bourne Group for the purposes of the Business and which are more particularly described in part 2 of Schedule 3 and each a Property;

“Purchase Price”	has the meaning given in clause 3;

“Records”

lists of Clients and suppliers and all the other documents, papers and records relating to the Business or any of the Assets or Employees including marketing literature and publicity material, correspondence and similar or like materials relating to the Business in whatever medium and all other information held by the Bourne Group in respect of the Clients (and former Clients) including Client Engagements; but excluding the Bourne Group’s books, accounts and accounting records which do not relate to the Assets;

“Restricted Period”	has the meaning given to it in clause 15.1.2 or, as the case may be, clause 15.7;

“Side Letter”	a side letter to be provided by the immediate landlord of the Great Suffolk Street Property, being Five Bar Gate LLP, and countersigned by LECG in the agreed form;

“Software Licences”	the software licences listed in Schedule 9;

“Substantiated Claim”

a claim under this agreement (i) in respect of which liability is admitted in writing by each of the Bourne Group and the Partners against whom such claim is made, or (ii) which has been adjudicated on by a court of competent jurisdiction and no right of appeal lies in respect of such adjudication or the parties are prevented by passage of time or otherwise from making an appeal;

“Subsequent Consideration”	the sum of £750,000;

“Supplier Contracts”

all those engagements entered into on or prior to the Completion Date by or on behalf of the Bourne Group with suppliers for the provision of services to the Bourne Group in connection with and in the ordinary course of the Business which at the Completion Date remain to be performed in whole or in part;

“Taxation or Tax”

all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction; and any penalty, fine, surcharge, interest, charges or costs relating thereto;

“Tax Warranties”	the warranties set out in Part 8 of Schedule 5;

“Third Party Consent”

a consent, licence, approval, authorisation or waiver required from a third party for the conveyance, transfer, assignment or novation in favour of LECG of any of the Assets or Assumed Liabilities in terms acceptable to LECG (acting reasonably);

“Title Documents”	the deeds and documents listed in Part 3 of Schedule 3;

“TOGC”	a transfer of the Business as a going concern within Article 5 of the Value Added Tax (Special Provisions) Order 1995;

“Trade Mark”	the registered UK trade mark number 2304948;

“Transaction”	the transaction contemplated by this agreement or any part of that transaction;

“TULRCA”	the Trade Union and Labour Relations (Consolidation) Act 1992;

“TUPE”	the Transfer of Undertakings (Protection of Employment) Regulations 2006;

“VAT”	value added tax chargeable under VATA 1994 and any similar replacement or additional tax;

“VATA 1994”	Value Added Tax Act 1994;

“Warranties”	the warranties set out in Schedule 5;

“Warrantors”	the Partners;

“Warrantor’s Proportion”	in respect of each Warrantor, the proportion, expressed as a percentage, set opposite such Warrantor’s name in column 3 of Schedule 1;

“Work in Progress”

all work carried out by the Bourne Group pursuant to Client Engagements prior to the Completion Date and in respect of which the Bourne Group has not issued invoices prior to the Completion Date which is set out in Schedule 13.

1.2             Clause and schedule headings do not affect the interpretation of this agreement.

1.3             A reference to a clause or a Schedule is a reference to a clause of, or Schedule to, this agreement. A reference to a paragraph is to a paragraph of the relevant Schedule, and a reference to an Appendix is to the relevant Appendix to this agreement.

1.4             Any reference to a “person” includes a natural person, partnership, company, body corporate, association, organisation, government, state, foundation and trust (in each case whether or not having separate legal personality).

1.5             Words in the singular include the plural and in the plural include the singular.

1.6             A reference to one gender (including the neuter) includes a reference to the other genders (including the neuter).

1.7             In this agreement, unless otherwise specified:

1.7.1          any reference to any statute or statutory provision includes any subordinate legislation made under that statute or statutory provision, whether before or after the date of this agreement;

1.7.2          any reference to any legislation (whether of the United Kingdom or elsewhere) including to any statute, statutory provision or subordinate legislation (“Legislation”):

1.7.2.1       includes a reference to that Legislation as from time to time amended or re-enacted, whether before or after the date of this agreement;

1.7.2.2       in the Warranties only, includes a reference to any past Legislation (as from time to time amended or re-enacted) which that Legislation re-enacted,

except, in the case of each of clauses 1.7.1 and 1.7.2, to the extent that any amendment or re-enactment coming into force, or Legislation made, on or after the date of this agreement would create or increase the liability of any party;

1.7.3          any reference to re-enactment includes consolidation and rewriting, in each case whether with or without modification.

1.8              Documents in agreed form are documents in the form agreed by the parties to this agreement and initialled by them or on their behalf for identification.

1.9              All obligations and liabilities of the Warrantors are, unless otherwise stated joint and several.  No waiver, release or failure by LECG to exercise or enforce, in whole or in part, any right relating to this agreement in respect of any Warrantor shall operate as a waiver of, or preclude any other or further exercise or enforcement by LECG of that or any other right.

1.10            Where the words include(s) including or in particular are used in this agreement, they are deemed to have the words “without limitation” following them.

1.11            Any obligation in this agreement on a person not to do something includes an obligation not to agree or allow that thing to be done.

1.1              Other and otherwise are illustrative and shall not limit the sense of the words preceding them.

2                 AGREEMENT TO SELL AND PURCHASE

2.1              Unless expressly provided otherwise in this agreement, the Bourne Group shall sell with full title guarantee and LECG shall purchase free from all Encumbrances and with effect from the Completion Date:

2.1.1           the Business Goodwill;

2.1.2           the Moveable Assets;

2.1.3           the benefit (subject to the burden) of the Contracts;

2.1.4           the Business Information and the Records;

2.1.5           the Business IPR;

2.1.6           the Email Addresses;

2.1.7           the IT System; and

2.1.8           the Domain Names.

2.2              There shall be excluded from the sale under this agreement:

2.2.1           the Excluded Liabilities;

2.2.2           the Work in Progress;

2.2.3           all the Bourne Group’s cash in hand or at the bank or at any other financial institution, as at the Completion Date;

2.2.4           the Book Debts;

2.2.5           any Tax for which the Bourne Group is liable, including without limitation VAT, PAYE and National Insurance Contributions accrued or referable to the period up to and including the Completion Date; and

2.2.6           the benefit of any and all insurance claims and repayments arising prior to the Completion Date in relation to the Business.

2.3              The Properties shall be transferred to LECG in accordance with the provisions of Schedule 3.

2.4              Subject to LECG’s rights under clause 4.10, the sale and purchase of each of the Assets is interdependent and shall be completed simultaneously.

2.5              The Business IPR and the Bourne Group’s Intellectual Property Rights in the Bespoke Software are assigned with full title guarantee with effect from Completion together with all statutory and common law rights attaching thereto and the right to sue for past infringements and to retain any damages as a result of such action.

2.6              Save as expressly provided in this agreement nothing in this agreement shall pass to LECG, or shall be construed as acceptance by LECG, of any liability, debt or obligation of the Bourne Group whether in respect of the Assets or the Business or otherwise.

2.7              The duly executed Disclosure Letter shall be delivered to LECG immediately prior to the execution of this agreement by the Warrantors and as soon as practicable after such execution the Partners shall contact the material Clients of, and suppliers to, the business informing them of the intended transfer of the Business to LECG on the Completion Date.

3                 PURCHASE PRICE

3.1              The purchase price for the Assets shall (subject as hereinafter provided) be the assumption by LECG of the Assumed Liabilities and the aggregate cash amount of the Initial Consideration, the Subsequent Consideration and the Earn Out Consideration.

3.2              Subject to clause 3.7, the Purchase Price shall be payable in accordance with clause 4.12 as follows:

3.2.1           the Initial Consideration shall be payable on 1 April 2011;

3.2.2           the Subsequent Consideration shall be payable on 1 July 2011; and

3.2.3           any Earn Out Consideration shall be calculated and payable in accordance with the provisions of Schedule 10.

3.3              The purchase price payable by LECG shall be deemed to be reduced by the amount of any payment made to LECG for a breach of any Warranty.

3.4              LECG and the Bourne Group shall use reasonable endeavours to agree the apportionment of the Initial Consideration and the Subsequent Consideration payable to the Bourne Group between the Assets as soon as is reasonably possible after the date of this agreement. It is agreed that LECG shall have the right to elect to engage Independent Accountants to provide valuation assistance in connection with the apportionment referred to in this clause by notice in writing to the Bourne Group.

3.5              In the event that LECG elects to engage Independent Accountants to provide valuation assistance in connection with the apportionment referred to in clause 3.4 LECG and the Bourne Group agree that all costs incurred in connection with such engagement shall be borne by LECG and shall in no event be a cost of the Bourne Group, the Partners or the Ongoing Business.

3.6              The Earn Out Consideration shall be apportioned in its entirety to the Bourne LLP Goodwill.

3.7              LECG shall be entitled to set off the amount of any Substantiated Claim against any part of the Purchase Price due to be paid to the Bourne Group.

3.8              In order to ensure compliance by LECG’s Group with relevant applicable accounting principles, each of the Partners and Bourne LLP undertakes to:

3.8.1           procure, as far as he/she/it is able, that all amounts of the Purchase Price which are paid to Bourne LLP shall be allocated and distributed by Bourne LLP to the Partners in accordance with the provisions of Schedule 15; and

3.8.2           provide confirmation in writing to LECG and the Guarantor on a six monthly basis commencing on 1 January 2011 that the Partners have complied with the provisions of clause 3.8.1.

4                 CONDUCT OF BUSINESS AND COMPLETION

4.1              Each of Bourne LLP, Bourne Ltd and the Partners undertakes to LECG that pending Completion it shall procure that:

4.1.1           the Business will continue to be carried on in the same manner as it is presently carried on as regards the nature, scope, operation and manner of conducting it and so as to maintain it as a going concern and will be conducted in a diligent and prudent manner and shall inform LECG as soon as practicable of any material developments as regards the nature, scope, operation and manner of conducting the Business;

4.1.2           the Bourne Group will not knowingly do or omit to do or permit to be done any act or thing or permit the omission of  any act or thing which is intended to impair or have a material adverse effect upon the Business Goodwill or the relationships of the Business with the Clients, professional contacts or the Employees;

4.1.3           the Bourne Group will not dismiss any of the Employees or (other than the Employees) engage or employ any person in the Business earning more than £20,000 in each case without LECG’s prior written consent;

4.1.4           the Bourne Group will not take any other action which is inconsistent with the provisions of this Agreement;

4.1.5           the Bourne Group will comply in all material respects with the Client Engagements, the Leases and the terms of the Software Licences and will procure that the Business does not enter into any transaction other than on arm’s length terms and for full and proper consideration;

4.1.6           no insurance policy relating to the Business or any of the Assets shall lapse and it shall not knowingly do or permit to be done anything which would make any such policy void or voidable;

4.1.7           no Encumbrance (other than those arising in the ordinary course of business) over the Business or any Asset is created or agreed to be created.

4.2              Each of Bourne LLP and Bourne Ltd undertakes with LECG that, as from the date of this agreement until the Completion Date, it will not, without the prior written consent of LECG (such consent not to be unreasonably withheld or delayed):

4.2.1           amend (or agree to amend) the terms of employment of any of the Employees; or

4.2.2           provide or agree to provide any additional non-contractual benefits to any Employee or their dependants; or

4.2.3           induce (directly or indirectly) or attempt to induce any Employee to terminate their employment; or

4.2.4           engage in any litigation in relation to the Business or any of the Assets (other than in relation to the routine collection of debts).

4.3              Each of Bourne LLP and Bourne Ltd will as soon as is reasonably practicable disclose to LECG in writing any matter or thing which becomes known to it before Completion which is a breach of clause 4.1.

4.4              Each of Bourne LLP and Bourne Ltd shall procure that until Completion LECG and its advisers shall be given at reasonable times on reasonable notice such facilities and information (including access to Employees) regarding the Business or the Assets as they or any of them may reasonably require.

4.5              Each of Bourne LLP and Bourne Ltd shall maintain in force up to and including the Completion Date all the policies of insurance which have been Disclosed.  If any of the Assets are lost, destroyed or damaged prior to the Completion Date, LECG at its option may either:

4.5.1           require the Purchase Price to be abated or adjusted by an amount equal to the insurance monies (if any) recovered in respect thereof; or

4.5.2           require that the insurance monies (if any) recovered in respect thereof shall be paid to it and each of Bourne LLP and Bourne Ltd shall direct the insurance company accordingly, and in such event any such insurance monies received by the Bourne Group shall be held by them on trust for LECG absolutely.

4.6              Completion shall take place on the Completion Date at the offices of LECG’s Solicitors or at any other place agreed in writing by LECG and the Bourne Group.

4.7              At Completion, the Bourne Group shall comply with the obligations set out in paragraph 1 of Schedule 2.

4.8              At Completion LECG and/or the Guarantor shall deliver to the Bourne Group duly executed counterparts of the licences, agreements, assignments, assurances and other documents referred to in paragraph 1 of Schedule 2 and which are to be executed by LECG and/or the Guarantor in original or counterpart;

4.9              If either the Bourne Group do not comply in any material respect with clause 4.7 on the one hand or LECG does not comply in any material respect with clause 4.8 on the other hand,  LECG or the Bourne Group (whichever is not in default) may, without prejudice to any other rights or remedies it has (including the right to claim damages for breach of this agreement):

4.9.1           so far as is practicable, proceed to Completion; or

4.9.2           defer Completion to a date no more than 28 days after the date on which Completion would otherwise have taken place; or

4.9.3           rescind this agreement.

4.10            Following Completion, LECG and the Bourne Group shall each comply with their respective obligations set out in paragraph 2 of Schedule 2.

4.11            Subject to Completion and clause 3.7, LECG shall:

4.11.1         on 1 April 2011 pay the Initial Consideration by electronic funds transfer for same day value to the bank account of Bourne LLP the details of which Bourne LLP shall notify to LECG in writing and payment made in this manner shall constitute a valid discharge of LECG’s obligations under clause 3 and 4.11.1;

4.11.2         on 1 July 2011 pay the Subsequent Consideration by electronic funds transfer for same day value to the bank account of Bourne LLP the details of which Bourne LLP shall notify to LECG in writing and payment made in this manner shall constitute a valid discharge of LECG’s obligations under clause 3 and 4.11.2; and

4.11.3         pay the Earn Out Consideration in accordance with the provisions of Schedule 10.

5                 WARRANTIES

5.1              LECG enters into this agreement on the basis of, and in reliance on, the Warranties.

5.2              The Warrantors warrant to LECG that each of the Warranties is true, accurate and not misleading as at the date of this agreement except as Disclosed.

5.3              Warranties qualified by the expression so far as the Warrantors are aware or to the best of the knowledge, information and belief of the Warrantors or any similar expression are deemed to be given to the best of the knowledge, information and belief of the Warrantors after the Warrantors have made due and careful enquiries of each other.

5.4              Each of the Warranties is separate and, unless expressly provided to the contrary, is not limited by reference to any other Warranty or anything in this agreement.

5.5              The provisions of Schedule 6 shall limit the liability of the Warrantors in relation to any Claim.

6                 THE BOURNE GROUP’S PROFESSIONAL INDEMNITY INSURANCE

6.1              The Bourne Group undertake to maintain until Completion their Professional Indemnity Insurance policies with CNA Insurance Company and Chubb Insurance Company (“PI Policies”).

6.2              Following Completion, LECG shall be responsible for either:

6.2.1           obtaining a new Professional Indemnity Insurance policy which covers the Ongoing Business in respect of work undertaken post-Completion; or

6.2.2           procuring an amendment to its existing Professional Indemnity Insurance policy so as to ensure that such policy is extended to cover the Ongoing Business in respect of work undertaken post-Completion.

6.3              The Bourne Group undertakes (both before and after Completion) to provide LECG with all documentation and other reasonably necessary assistance required to enable LECG to comply with its obligations under clause 6.2.

6.4              The Bourne Group shall:

6.4.1           obtain, and be responsible for payment of all premiums and other payments due in connection with, appropriate and adequate run off Professional Indemnity

Insurance for work undertaken pre-Completion and to procure that LECG is a named party on such policy; or

6.4.2           at the election of either the Bourne Group or LECG, subject to the following paragraph, be responsible for payment of all premiums and other payments due in connection with appropriate and adequate run off Professional Indemnity Insurance for work undertaken pre-Completion which is obtained by LECG.

In the event that LECG elects that the provisions of clause 6.4.2 shall apply, LECG and the Bourne Group agree that to the extent that the cost of the run off Professional Indemnity Insurance actually obtained is greater than an equivalent run off Professional Indemnity Insurance proposed to be obtained by the Bourne Group pursuant to clause 6.4.1 (a “Premium Excess”) the Bourne Group shall not be responsible for payment of the Premium Excess.

7                 APPORTIONMENTS AND PREPAYMENTS

7.1              The Bourne Group will pay the salaries and other remuneration, national insurance, pension contributions and income tax deductible under PAYE in respect of the Employees apportioned up to but not including the Completion Date.

7.2              Save as otherwise provided in this agreement all other periodical charges and periodical outgoings of the Business or related to the Assets including without limitation rents and other outgoings on the Properties and recurring software licence fees shall be apportioned on a time basis so that such part of the relevant charges attributable to the period ending on the day before the Completion Date shall be borne by the Bourne Group and such part of the relevant charges attributable to the period commencing on the Completion Date shall be borne by LECG subject at all times to the provisions of Schedule 3.

7.3              Within thirty Business Days after the Completion Date the Bourne Group and LECG shall jointly prepare and endeavour to agree a schedule (“Apportionments Schedule”) of the apportionments required to be made in accordance with clauses 7.1 and 7.2.  Each of the Bourne Group and LECG shall provide to the other all such reasonable access to its records and information relating to the Business as the other shall require for the purposes of preparing and agreeing the Apportionments Schedule.

7.4              If the parties fail to agree the Apportionments Schedule within thirty Business Days, either party may request that the dispute is referred to Independent Accountants.  The Independent Accountants shall act as experts not as arbitrators. Each of the Bourne Group and LECG shall provide to the Independent Accountants all such reasonable access to its records and information relating to the Business as the Independent Accountants shall require to enable them to determine the dispute.  The Apportionments Schedule (as adjusted in accordance with the Independent Accountants’ determination) shall (in the absence of fraud or manifest error) be binding on the parties. The reasonable fees of the Independent Accountants shall be borne by the parties in such proportions as the Independent Accountants may determine or, the absence of such determination, half by LECG and half by the Bourne Group.

7.5              Any sum due between the parties, pursuant to this clause 7 shall be paid in cash within five Business Days of the Apportionments Schedule being agreed or becoming binding on the parties pursuant to clause 7.4.

8                 LIABILITIES OF THE BOURNE GROUP AND LECG

8.1              LECG shall:

8.1.1           with effect from and including the Completion Date assume responsibility for and indemnify the Bourne Group against the payment or performance of the Assumed Liabilities and shall pay or perform the Assumed Liabilities; and

8.1.2           pay, satisfy or discharge all debts, liabilities and obligations incurred by LECG in connection with the Ongoing Business arising on or after the Completion Date.

8.2              Nothing in this agreement shall pass to LECG, or shall be construed as acceptance by LECG of, any liability, debt or other obligation of the Bourne Group (whether accrued, absolute, contingent, known or unknown) for anything done or omitted to be done before the Completion Date in the course of or in connection with the Business or the Assets (save to the extent that any such liability is included in the Assumed Liabilities) and the Bourne Group shall:

8.2.1           indemnify and keep indemnified LECG against any and all obligations, liabilities and Demands arising therefrom, including the Excluded Liabilities; and

8.2.2           perform any obligation falling due for performance or which should have been performed before the Completion Date including the Excluded Liabilities.

9                 VALUE ADDED TAX

9.1              The parties believe that the sale of the Business is a TOGC and each undertakes to endeavour to procure that it is treated as such by Customs.

9.2              The Bourne Group warrant and undertake to LECG that:

9.2.1           Bourne LLP is registered for VAT with registration number 784 5604 01;

9.2.2           Bourne Ltd is registered for VAT with registration number 974 2677 77;

9.2.3           the Bourne Group has been carrying on a fully VATable business; and

9.2.4           Part XV of the Value Added Tax Regulations 1995 (Capital Goods Scheme) does not apply or potentially apply to the Assets.

9.3              LECG warrants and undertakes to the Bourne Group that:

9.3.1           LECG is registered for VAT with registration number 697 4376 73;

9.3.2           LECG is acquiring the Business beneficially and not as a nominee or trustee for any other person;

9.3.3           LECG intends itself to use the Assets in carrying on the same kind of business as the Bourne Group.

9.4              LECG notifies the Bourne Group that Article 5(2B) of the Value Added Tax (Special Provisions) Order 1995, as amended, does not apply to LECG.

9.5              The Bourne Group will comply with its statutory obligations:

9.5.1           under VATA 1994, schedule 11, paragraph 6 to keep its prescribed records relating to the business for the period which it is required to keep them; and

9.5.2           under VATA 1994 section 49(5), as inserted by the Finance Act 2007 section 100, to provide such information from, copies of, and access for LECG to inspect those records as LECG reasonably requires for its VAT purposes.

10              THE EMPLOYEES

10.1            The parties agree that the sale pursuant to this agreement will constitute a relevant transfer for the purposes of TUPE and, accordingly, that it will not terminate the contracts of employment of any of the Employees, which shall be transferred to LECG pursuant to TUPE with effect from the Completion Date.

10.2            Bourne LLP warrants and undertakes (as the case may be) to LECG that it has:

10.2.1         complied with and shall, up to but excluding the Completion Date, comply with all of its obligations due to or in connection with the Employees or any  trade union or staff association or any other employee representative (together “Employee Representative”);

10.2.2         paid and shall pay all emoluments and outgoings in relation to the Employees up to but excluding the Completion Date including without limitation all remuneration, expenses, national insurance and pension contributions, liability to Taxation and otherwise; and

10.2.3         complied and shall comply in all respects with their obligations under TUPE.

10.3            Each of the Warrantors shall indemnify and keep indemnified LECG against all Demands (including legal and other professional fees and expenses) which LECG may suffer, sustain, incur, pay or be put to by reason of or in connection with:

10.3.1         any breach by the Bourne Group of clause 10.2;

10.3.2         any Employee arising from or in connection with their employment or the termination of their employment including without limitation in respect of redundancy, unfair dismissal and any other claim whatsoever within the jurisdiction of an employment tribunal, wrongful dismissal, breach of contract, any other claim whatsoever arising at common law, sex, race, disability, sexual orientation, age and religious discrimination, equal pay, any claim in tort or otherwise (in all cases under whether arising under English law or the law of the European Union) (together “Employment Liability”) to the extent that such Demand or Employment Liability arises from any act, fault or omission of the Bourne Group on or prior to the Completion Date;

10.3.3         subject to clauses 10.4.2 and 10.4.3 below any failure by Bourne LLP to comply with any obligations to any Employee Representative within the meaning of TUPE whether under regulation 13 or 14; and

10.3.4         any employee (or former employee) of Bourne LLP (whether or not his employment had ended) who is not an Employee arising from or in connection with their employment or the transfer or alleged transfer of their employment pursuant to TUPE or otherwise or the termination of their employment including without limitation any Employment Liability provided that LECG has complied in its obligations under clause 10.5 in respect of that person.

10.4            LECG shall with effect from and including the Completion Date assume responsibility as the employer of the Employees (other than any Employee who objects to the transfer of his employment to LECG for the purposes of regulation 4(7) of TUPE) and shall indemnify Bourne LLP against any Demand or Employment Liability arising from:

10.4.1         LECG’s performance and discharge of, or any failure by LECG to perform and discharge, the obligations arising from its assumption of that responsibility;

10.4.2         any failure by LECG to comply with its obligations under regulation 13(4) of TUPE;

10.4.3         any failure by Bourne LLP to comply with its obligations under regulation 13 of TUPE by reason of commencing the process of notification and/or consultation on or the next Business Day after the date of this agreement provided that Bourne LLP (a) has given to the Employees the information prescribed by regulation 13(2) of TUPE and (b) has complied with its obligations under clause 10.6;

10.4.4         any claim by any Employee under or by reason of regulation 4(9) of TUPE;

10.4.5         any claim by any Employee that any measure, in connection with the transfer, that LECG envisages that it will take would amount to a repudiatory breach of his contract of employment on the part of his employer; and

10.4.6         any breach by Bourne LLP of regulation 11 of the Employment Regulations (including, for the avoidance of doubt, where any claim is made by LECG under or by reason of regulation 11 of the Employment Regulations).

10.5            LECG shall:

10.5.1         promptly on becoming aware of any claim under clause 10.3 or any facts or circumstances that might give rise to such a claim notify Bourne LLP in writing with full details of the relevant claim, facts or circumstances; and

10.5.2         consult with Bourne LLP regarding any such claim and take into account in dealing with any such claim any representations made to it by Bourne LLP in respect thereof.

10.6            Bourne LLP shall:

10.6.1         promptly on becoming aware of any claim under clause 10.4 or any facts or circumstances that might give rise to such a claim notify LECG in writing with full details of the relevant claim, facts or circumstances; and

10.6.2         consult with LECG regarding any such claim and take into account in dealing with any such claim any representations made to it by LECG in respect thereof.

11              FURTHER ASSURANCE

The Bourne Group and the Warrantors shall promptly execute and deliver all such documents, and do all such things, at LECG’s cost, as LECG may from time to time reasonably require for the purpose of giving full effect to the provisions of this agreement.

12              CONTRACTS

12.1            Subject to clause 12.3:

12.1.1         this agreement constitutes an assignment by Bourne LLP or Bourne Ltd (as the case may be) to LECG, at and with effect from Completion, of the benefit of each Contract; and

12.1.2         after Completion, LECG shall:

12.1.2.1      perform all the Bourne Group’s obligations under each Contract in accordance with the terms of the Contract; and

12.1.2.2      indemnify the Bourne Group against every liability which the Bourne Group may incur as a result of LECG’s performance of the Bourne Group’s obligations under a Contract pursuant to clause 0 to the extent that the liability is attributable to an act or omission of LECG after Completion (including any liability incurred as a result of defending or settling a claim alleging such a liability).

12.2            The Bourne Group shall indemnify LECG against every liability which LECG may incur as a result of the Bourne Group’s performance of the Bourne Group’s obligations under a Contract to the extent that the liability is attributable to an act or omission of the Bourne Group before Completion (including any liability incurred as a result of defending or settling a claim alleging such a liability).

12.3            If a Contract cannot be assigned to LECG except by an agreement of novation with, or consent to the assignment from, one or more third parties:

12.3.1         this agreement does not constitute an assignment or attempted assignment of the Contract;

12.3.2         the Bourne Group shall at LECG’s request use its reasonable endeavours with the co-operation of LECG to procure such novation or consent;

12.3.3         subject to clause 12.3.4, unless and until the Contract is novated or assigned with effect from Completion:

12.3.3.1      the Bourne Group will hold the benefit of the Contract on trust for LECG and (so far as they lawfully may) at LECG’S cost give all reasonable assistance to LECG to enable LECG to enjoy the benefits of the Contract and to enforce its rights under it; and

12.3.3.2      LECG will perform the Contract in accordance with its terms and conditions as sub-contractor to the Bourne Group;

12.3.4         if it is unlawful for the Bourne Group to hold the benefit of the Contract on trust for LECG and/or for LECG to perform the Contract as sub-contractor to the Bourne Group:

12.3.4.1      this agreement does not constitute a declaration of trust over the Contract and/or (as the case may be) the appointment or attempted appointment of a sub-contractor under the Contract; and

12.3.4.2      the Bourne Group and LECG shall each (at LECG’s cost and expense) use reasonable endeavours to do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as may be necessary in order (as nearly as may be possible) to put the Bourne Group and LECG in the position in which they would have been had the benefit and burden of the Contract passed to LECG on Completion in the manner contemplated by clause 12.1.

13              BOOK DEBTS AND LECG’S OBLIGATIONS AFTER COMPLETION

13.1            LECG shall not acquire the Book Debts which shall remain the property and responsibility of the Bourne Group.

13.2            The Bourne Group shall collect the Book Debts for their own account but the Bourne Group undertake to LECG to provide to LECG an aged debtors list showing all outstanding Book Debts as at the end of each calendar month, each such list to be provided within 14 days after the end of the month to which it relates. Each of the Bourne Group and the Partners undertakes that it/he/she shall not initiate any formal proceedings for the recovery of Book Debts, post-Completion, without the prior written approval of LECG (such approval not to be unreasonably withheld or delayed).

13.3            Any sums received by LECG from any debtor in respect of any of the Book Debts shall belong to the Bourne Group absolutely and shall be delivered to the Bourne Group as soon as reasonably practicable and in any event not later than 14 days after the end of the month in which such sum has been received by LECG but so that for the avoidance of doubt any money received by LECG from a person who is both a debtor of the Business at the Completion Date and a debtor in respect of any subsequent transaction shall, in the absence of express direction by the debtor, be deemed to have been received in respect of and in the order of the earliest invoice first.

13.4            Any sums received by LECG from any debtor which is properly attributable to any of the Work in Progress shall belong to the Bourne Group absolutely and shall be delivered to the Bourne Group as soon as reasonably practicable and in any event not later than 14 days after the end of the month in which such sum has been received by LECG but so that for the avoidance of doubt any money received by LECG from a person who is both the subject of Work in Progress and a debtor of the Business in respect of any transaction subsequent to Completion shall, in the absence of express direction by the debtor, be deemed to have been received in respect of the relevant Work in Progress.

13.5            Any sums received by the Bourne Group from any debtor in respect of any post-Completion debts shall belong to LECG absolutely and shall be delivered to LECG as soon as reasonably practicable and in any event not later than 14 days after the end of the month in which such sum has been received by the Bourne Group but so that for the avoidance of doubt any money received by the Bourne Group from a person who is both a debtor of the Business at the Completion Date and a debtor in respect of any post-Completion debts shall, in the absence of express direction by the debtor, be deemed to have been received in respect of and in the order of the earliest invoice first.

14              DATA PROTECTION

14.1            LECG undertakes to comply with the Data Protection Act 1998 in relation to its application to the Business and Assets after the Completion Date.

14.2            Without prejudice to clause 14.1, LECG undertakes that it shall not use or process or otherwise deal with the Client Data or the Employee Data for any purpose other than:

14.2.1         in the case of Client Data, the provision of certain services within the scope of the Business; and

14.2.2         in the case of Employee Data, the employment or engagement of the relevant data subject.

14.3            LECG undertakes that within seven Business Days of the Completion Date it shall send a fair processing notice to each data subject identified in the Client Data or the Employee Data in a form approved in advance by the Bourne Group (such approval not to be unreasonably withheld).

15              RESTRICTIVE COVENANTS

15.1            Each of the Partners severally undertakes that he/she shall not (save as an employee and on behalf of LECG), subject to the operation of clauses 15.6 and 15.7:

15.1.1         during the Earn Out Period carry on, or be engaged, concerned or interested in carrying on, or provide technical, commercial or professional advice to any person carrying on, in any territory in which the Ongoing Business operates, any business which is or was during the preceding period of twelve months the same as or directly competitive with the Ongoing Business;

15.1.2         during the period of 12 months following the expiry of the Earn Out Period (the “Restricted Period”) carry on, or be engaged, concerned or interested in carrying on, or provide technical, commercial or professional advice to any person carrying on, in any territory in which the Ongoing Business operates, any business which is at the expiry of the Earn Out Period or was during the period of twelve months preceding the expiry of the Earn Out Period the same as or directly competitive with the Ongoing Business;

15.1.3         during the Earn Out Period supply or provide any products or services of the same or a similar nature or type to those supplied by the Ongoing Business during the Earn Out Period to any person who has been, to the knowledge of the relevant Partner, a client of the Ongoing Business during the preceding period of twelve months or who was at such time in the process of negotiating or contemplating doing business with the Ongoing Business;

15.1.4         during the Restricted Period supply or provide any products or services of the same or a similar nature or type to those supplied by the Ongoing Business at the expiry of the Earn Out Period or during the period of twelve months preceding the expiry of the Earn Out Period to any person who has been, to the knowledge of the relevant Partner, a client of the Ongoing Business at the expiry of the Earn Out Period or during the period of twelve months preceding the expiry of the Earn Out Period or who was during such period contemplating doing business with the Ongoing Business;

15.1.5         during the Earn Out Period divert away from the Ongoing Business any orders or enquiries relating to the Ongoing Business which would otherwise benefit the Ongoing Business;

15.1.6         during the Restricted Period divert away from the Company any orders or enquiries relating to the Ongoing Business which would otherwise benefit the Ongoing Business;

15.1.7         during the Earn Out Period deal with or seek the custom of any person, firm or company that is at that time or that has been at any time during the preceding period of twelve months, a client or customer of the Ongoing Business with whom he/she had personal material dealings for the purpose of providing services which are the same as or compete with the services provided by the Ongoing Business to that person, firm or company at or during the preceding period of twelve months;

15.1.8         during the Restricted Period, deal with or seek the custom of any person, firm or company that is or that has been at any time during the period of twelve months immediately preceding the expiry of the Earn Out Period, a client or customer of the Ongoing Business with whom he/she had personal material dealings for the purpose of providing services which are the same as or compete with the services provided by the Ongoing Business to that person, firm or company at or during the twelve months immediately preceding the expiry of the Earn Out Period;

15.1.9         during the Earn Out Period:

15.1.9.1      offer employment to, enter into a contract for the services of, or attempt to entice away from the Ongoing Business, any of the Employees; or

15.1.9.2      procure or facilitate the making of any such offer or attempt by any other person;

15.1.10       during the Restricted Period:

15.1.10.1    offer employment to, enter into a contract for the services of, or attempt to entice away from the Ongoing Business, any Employee or any individual who is at the time of such offer or attempt and/or was at the expiry of the Earn Out Period holding an executive or managerial position with the Ongoing Business; or

15.1.10.2    procure or facilitate the making of any such offer or attempt by any other person;

15.1.11       during the Earn Out Period solicit or entice away or endeavour to solicit or entice away from LECG any member, officer, manager, servant or other employee who is at the time of such solicitation or attempt, and (if applicable) was during the preceding period of six months engaged in the Business whether or not such person would commit a breach of his contract of employment or office by reason of leaving service;

15.1.12       during the Restricted Period, solicit or entice away or endeavour to solicit or entice away from LECG any member, officer, manager, servant or other employee who is at the time of such solicitation or attempt, and (if applicable) was during the period of six months prior to the expiry of the Earn Out Period engaged in the Business whether or not such person would commit a breach of his contract of employment or office by reason of leaving service;

15.1.13       at any time after Completion, use in the course of any business:

15.1.13.1    the name “Bourne”; or

15.1.13.2    any Business IPR, trade or service mark, business or domain name, design or logo which, at the Completion Date, was or had been used by the Business,

or anything which is, in the reasonable opinion of LECG, capable of confusion with such words, mark, name, design or logo.

15.2            The undertakings in this clause 15 are intended for the benefit of LECG and apply to actions carried out by the Partners in any capacity, and whether directly or indirectly, on the Partners’ own behalf, on behalf of any other person or jointly with any other person.

15.3            Nothing in this clause shall prevent the Partners from holding (in aggregate) for investment purposes only:

15.3.1         any units of any authorised unit trust; or

15.3.2         not more than 5% of any class of shares or securities of any company traded on a recognised investment exchange.

15.4            Each of the covenants in this clause 15 is:

15.4.1         a separate undertaking by each Partner and shall be enforceable by LECG separately and independently of its right to enforce any one or more of the covenants in this clause 15; and

15.4.2         considered fair and reasonable by the parties but if any restriction shall be found to be unenforceable but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modification as may be necessary to make it valid and effective.

15.5            The consideration for the undertakings contained in this clause is included in the Purchase Price.

15.6            In the event that (i) LECG fails to pay any part of the Initial Consideration or the Subsequent Consideration on the date on which it becomes due for payment pursuant to the terms of this agreement and any such amount remains outstanding for a period of more than two Business Days after the date on which the Bourne Group serve a written demand for payment of such amount on LECG (a “Payment Demand”) or (ii) LECG is the subject of an Insolvency Event at any time when any part of the Purchase Price remains payable (a “Default”):

15.6.1         each of the Partners and each of the other employees of the Ongoing Business will automatically be released from:

15.6.1.1      all restrictive covenants prescribed in clause 15.1 (as applicable) and their employment contract; and

15.6.1.2      from the notice periods prescribed in their employment contracts; and

15.6.2         the provisions of Schedule 14 shall apply.

The employees of the Ongoing Business shall be entitled to enforce this clause 15.6.

15.7            If the employment of any Partner is terminated for any reason other than:

15.7.1         the voluntary resignation of such Partner; or

15.7.2         the service of notice to terminate the employment of such Partner by LECG based on circumstances justifying summary dismissal,

the Restricted Period of such Partner for the purposes of the restrictive covenants prescribed in clause 15.1 shall be the period from the Completion Date up to and including the date which is 12 months after the date on which the employment of such Partner actually terminates.

16              PARENT COMPANY GUARANTEE

16.1            In consideration of the Bourne Group and the Partners entering into this Agreement, the Guarantor undertakes to the Bourne Group and the Partners to guarantee to the Bourne Group the due and punctual performance by LECG of its obligations contained in this agreement and undertakes to hold the Bourne Group and the Partners fully and completely indemnified on demand against any loss, damage and liability occasioned by any failure of LECG so to perform its obligations contained in this agreement.

16.2            The liability of the Guarantor under this guarantee shall be as primary obligor and not merely as surety and shall not be affected, impaired or discharged by reason of any act, omission, matter or thing which but for this clause might operate to release or otherwise exonerate the Guarantor from its obligations under this agreement including without limitation any time or other indulgence granted by the Bourne Group or the Partners to LECG or any variation of the terms of this agreement which may be agreed between the parties to it.

16.3            The guarantee given by the Guarantor in this clause 16 is a continuing guarantee and indemnity and shall remain in force until all obligations of LECG under this agreement have been fully performed and all sums payable by LECG have been fully paid, regardless of any intermediate payment or discharge in whole or in part.

16.4            If any payment by LECG or the Guarantor or any discharge given by the Bourne Group or the Partners is avoided or reduced as a result of insolvency, liquidation, administration or otherwise:

16.4.1         the liability of LECG and the Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

16.4.2         the Bourne Group and the Partners shall be entitled to recover the value or amount of that payment from LECG or the Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.

17              CONFIDENTIALITY AND ANNOUNCEMENTS

17.1            The Bourne Group and the Warrantors undertake to LECG, and LECG undertakes to each of the Bourne Group and the Warrantors, to keep confidential the existence of this agreement and in the case of the Bourne Group and the Warrantors all Business Information and in the case of LECG all information which it has acquired about the Bourne Group, and to use the information only for the purposes contemplated by this agreement.

17.2            Either party may disclose any information that it is otherwise required to keep confidential under this clause 17:

17.2.1         to such professional advisers, consultants and employees or officers of its group as are reasonably necessary to advise on this agreement, or to facilitate the Transaction, provided that the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party; or

17.2.2         with the written consent of the other party; or

17.2.3         to the extent that the disclosure is required:

17.2.3.1      by law; or

17.2.3.2      by a regulatory body, tax authority or securities exchange,

but shall use reasonable endeavours to consult the other party and to take into account any reasonable requests it may have in relation to the disclosure before making it.

17.3            No announcement, circular or other publicity in connection with the subject matter of this agreement (other than as permitted by this agreement) shall be made prior to Completion by or on behalf of the Bourne Group on the one part and LECG on the other part without the approval of the other (such approval not to be unreasonably withheld or delayed).

18              ASSIGNMENT

Except as otherwise provided in this agreement, no party may assign or grant any Encumbrance over any of its rights under this agreement or any document referred to in it.

19              WHOLE AGREEMENT

19.1            This agreement and the documents referred to in it constitute the entire agreement between, and understanding of, the parties with respect to the subject matter of this agreement and such documents and supersede any prior written or oral agreement(s) or arrangement(s) between the parties in relation thereto.

19.2            Each of the parties acknowledges that it is not relying on any statement, warranty, representation, collateral contract or other assurance given or made by any of the parties in relation to the subject matter of this agreement, save for those expressly set out in this agreement and the documents referred to in it.  Each party waives all rights and remedies which, but for this clause 19, might otherwise be available to it in respect of any such statement, warranty, representation, collateral contract or other assurance not set out in this agreement or any documents referred to in it.  Nothing in this clause 19 will exclude or limit any liability for fraud.

20              VARIATION

20.1            A variation of this agreement shall be in writing and signed by or on behalf of each party.

20.2            Any waiver of any right under this agreement is only effective if it is in writing and signed by the waiving or consenting party and it applies only in the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

20.3            No failure to exercise or delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

20.4            No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.

20.5            Unless specifically provided otherwise, rights arising under this agreement are cumulative and do not exclude rights provided by law.

21              COSTS

Unless otherwise provided, all costs and expenses in connection with the negotiation, preparation, execution and performance of this agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

22              NOTICE

22.1            A notice given under this agreement:

22.1.1         shall be in writing in the English language (or be accompanied by a properly prepared translation into English);

22.1.2         shall be sent for the attention of the person, and to the address given in this clause 23 (or such other address or person as the relevant party may notify in writing to the other parties); and

22.1.3         shall be:

22.1.3.1      delivered personally; or

22.1.3.2      sent by pre-paid first-class post or recorded delivery; or

22.1.3.3      (if the notice is to be served by post outside the country from which it is sent) sent by registered airmail.

22.2            The addresses for service of notice are:

22.2.1         The Bourne Group:

Arisaig

2 Gong Hill Drive

Lower Bourne

Farnham

Surrey

GU10 3HGF

For the attention of: Philip Feibusch

with copies to each of the other Partners at the addresses set opposite their respective names in columns 2 and 3 of Schedule 1.

22.2.2         the Warrantors: the addresses set opposite their respective names in columns 2 and 3 of Schedule 1

22.2.3         LECG:

Davidson Building, 5 Southampton Street, London WC2E 7HA

For the attention of: Huw Morris

with copies to:

80 Lancaster Avenue, Devon, PA 19333. United States

For the attention of: Yuri Rozenfeld / Stanley N. Logan

and

Salans LLP, Millennium Bridge House, 2 Lambeth Hill, London EC4V 4AJ

For the attention of: Philip Enoch

22.3            A notice is deemed to have been received:

22.3.1         if delivered personally, at the time of delivery; or

22.3.2         in the case of pre-paid first class post, recorded delivery or registered post, 48 hours from the date of posting; or

22.3.3         in the case of registered airmail, five days from the date of posting; or

22.3.4         if deemed receipt under the previous paragraphs of this clause 23.3 is not within business hours (meaning 9.00 am to 5.30 pm on a day that is a Business Day), when business hours next start in the place of receipt.

22.4            To prove service, it is sufficient to prove, in the case of post, that the envelope containing the notice was properly addressed and posted.

22.5            For the avoidance of doubt, notices shall not be validly served for the purposes of this agreement if sent by fax or email.

23              INTEREST ON LATE PAYMENT

Where a sum is required to be paid under this agreement but is not paid before or on the date the parties agreed, the party due to pay the sum shall also pay interest on that sum at the Interest Rate for the period beginning with that date and ending with the date on which the sum is paid (and the period shall continue after as well as before judgment). Interest shall accrue on a daily basis and be compounded quarterly.

24              SEVERANCE

24.1            If any provision of this agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

24.2            If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

25              AGREEMENT SURVIVES COMPLETION

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

26              THIRD PARTY RIGHTS

This agreement and the documents referred to in it are made for the benefit of the parties to them and their successors and permitted assigns, and are not intended to benefit, or be enforceable by, anyone else.

27              SUCCESSORS

The rights and obligations of the parties shall continue for the benefit of and shall be binding on their respective successors and assigns.

28              COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

29              GOVERNING LAW AND JURISDICTION

29.1            This agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the law of England.

29.2            The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement.

Executed as a deed and delivered on the date set out at the head of this agreement.

SCHEDULE 2

Completion

1.             Actions and obligations at completion

1.1           The Bourne Group shall deliver, or procure delivery, to LECG of, or make available to LECG the following, save that the documents referred to in paragraphs 1.1.8, 1.1.9, 1.1.15 and 1.1.16 shall only be so delivered to the extent that these documents have been entered into by Completion:

1.1.1        physical possession of all the Assets capable of passing by delivery with the intent that title in such Assets shall pass to LECG by and on such delivery;

1.1.2        duly executed assignments in the agreed form to vest the Trade Mark, the Domain Names, the Business Goodwill and the Business Names in LECG;

1.1.3        all documents and other materials and media on which the Business Information is recorded;

1.1.4        the Records;

1.1.5        to the extent not included in the Records, all national insurance and PAYE records in respect of the Employees;

1.1.6        in relation to the Great Suffolk Street and Castle Street Properties, Landlords’ Transfer Consents duly executed by the Landlord and released to LECG for completion;

1.1.7        Assurances of the Leases of the Great Suffolk Street and Castle Street Properties duly executed by Bourne LLP and released to LECG for completion

1.1.8        if available on the Completion Date, Landlord’s Transfer Consent in relation to the Salamanca Square Property duly executed by the Landlord and released to LECG for completion;

1.1.9        (provided that the relevant Landlord’s Transfer Consent has been granted) Assurance of the Lease of the Salamanca Square Property duly executed by Bourne LLP and released to LECG for completion;

1.1.10      releases of all financial Encumbrances in a form reasonably acceptable to LECG, being:

(a)           a deed of partial release (in respect of the all assets debenture granted by Bourne LLP in favour of NatWest Bank Plc) executed by NatWest Bank Plc; and

(b)           three letters of consent relating to the Leases from NatWest Bank Plc;

1.1.11      Employment Agreements executed by each of the Partners; and

1.1.12      a deed of assignment of the rent deposit deed relating to the sub-underlease to Studio .K Limited at the Salamanca Square Property;

1.1.13      all rent deposit monies and any interest accrued thereon in respect of the rent deposit deed relating to the sub-underlease to Studio .K Limited at the Salamanca Square Property;

1.1.14      original copies of all Leases and the Letting Documents save for the Licence to Sub-Underlet of the Salamanca Property to Studio.K Limited which Bourne LLP only holds a certified copy of;

1.1.15      a deed of variation in respect of the Lease of the Great Suffolk Street Property duly executed by Bourne LLP and the Landlord (and any superior landlord) which varies clause 5(3) of such Lease such that the words “and if the Premises shall not have been rendered fit for occupation and use before the expiry of the said three year period the Tenant shall be entitled to terminate this Lease forthwith by notice in writing” shall be added to the end of the said clause (the “GSS Variation”);

1.1.16      a deed of variation in respect of the Lease of the Salamanca Square Property duly executed by Bourne LLP and the Landlord (and any superior landlord) which varies clause 5(3) of such Lease such that the words “and if the Premises shall not have been rendered fit for occupation and use before the expiry of the said three year period the Tenant shall be entitled to terminate this Lease forthwith by notice in writing” shall be added to the end of the said clause (the “Salamanca Variation”);

1.1.17      a duly executed licence for alterations from the immediate Landlord of the Great Suffolk Street Property, being Five Bar Gate LLP, confirming that all alterations carried out at the said Property by Bourne LLP have been carried out with the immediate Landlord’s consent and that such alterations shall:

(a)           be disregarded on any rent review; and

(b)           not require reinstatement at the end of the term of the Lease of the said Property; and

1.1.18      the Side Letter duly signed by Five Bar Gate LLP.

2.             Actions and obligations after completion

2.1           All correspondence, information, orders, enquiries and other documentation and items relating to or connected with the Business or the Assets received by the Bourne Group on or after Completion shall be immediately passed or paid (as the case may be) to LECG or as it may direct.

2.2           On and at any time after Completion, the Bourne Group shall give to LECG all such information and other assistance (including particulars of Clients, suppliers and others who have dealt with the Bourne Group in connection with the Business) that LECG may reasonably require for the conduct of the Business and for the purpose of implementing the provisions of this agreement.

2.3           Not later than two Business Days after the Completion Date, LECG shall send to each of the Employees a letter, in the agreed form, explaining that his employment has been transferred to LECG pursuant to TUPE.

2.4           During the period of six years after Completion the Bourne Group shall give to LECG reasonable access during business hours on reasonable notice to the retained books, accounts, records and returns of the Bourne Group relating to or in connection with the Business as LECG may reasonably require (including the right to take copies and extracts on reasonable advance notice) and shall keep them in good order.  LECG shall permit such papers to be retained at the Properties free of charge for the period of six months after Completion.

2.5           During the period of six years after Completion LECG shall give to the Bourne Group and their representatives reasonable access during business hours on reasonable notice to the Records (including the right to take copies and extracts) and LECG shall keep the Records in good order.

2.6           The Bourne Group shall promptly notify LECG of any Demands against the Bourne Group brought by any third party in respect of any services supplied by the Bourne Group prior to the Completion Date.

2.7           During the period of three years after Completion (and without prejudice to any of the Warranties), if any Business Information is not in the possession of LECG or readily discoverable by LECG, but is in the possession or under the control of or readily available to the Bourne Group or any of the Warrantors, the Bourne Group shall immediately on becoming aware of such information, provide such Business Information to LECG.

2.8           As soon as reasonably practicable after the Completion Date, the Bourne Group and LECG shall send to each of the Clients of the Business and to each of the suppliers of the Business a letter (in the form to be agreed between the Bourne Group and LECG) informing them of the transfer of the Business to LECG and seeking their consent to the assignment of their Contracts to LECG.

SCHEDULE 3

Part 1 – Transferring the Properties

1.             Incorporation of standard conditions

The Part 1 Standard Conditions (as varied by Part 5 of this Schedule) are incorporated in this Schedule in relation to any transfer or assignment of the Properties insofar as they are not varied or excluded by or inconsistent with other terms of this Schedule.

2.             Assurances

2.1           Subject to paragraph 7 (Landlord’s Transfer Consent) Bourne LLP shall transfer or assign and LECG shall accept a transfer or assignment of the Properties.

2.2           Subject to the other terms of this Schedule, Bourne LLP shall transfer or assign the Properties with full title guarantee subject to such modifications as are set out in the Assurances.

3.             Completion

3.1           The sale and purchase of the Great Suffolk Street and Castle Street Properties will be completed on the Completion Date and the provisions of paragraph 7 will apply.

3.2           Subject to clause 4.9 the sale and purchase of each Property will be completed and the relevant parties shall enter into the relevant Assurances on the Completion Date or in the event that paragraph 6 has not been satisfied in respect of any Property, within five Business Days of paragraph 6 being satisfied to relation to that Property.

4.             Possession

The Properties are sold subject to and with the benefit of the Leases, the Other Title Documents and the Letting Documents but otherwise (subject to the other terms of this Schedule) with vacant possession on their respective Actual Completion Dates.

5.             Title

Title to the Properties is registered at H.M. Land Registry particulars of the tenure and the title number are set out in Part 2 of this Schedule.

6.             Landlord’s consent

Completion of the sale and purchase of each of the Properties is conditional on Landlord’s Transfer Consent for that Property being obtained in accordance with the provisions of paragraph 7.

7.             Landlord’s Transfer Consent

7.1           Bourne LLP shall use reasonable endeavours to procure the Landlords’ Transfer Consent in relation to the Salamanca Square Property at its own cost and deliver the same to LECG in accordance with the provisions of paragraphs 1.1.8 of Schedule 2.

7.2           Subject to the provisions of paragraph 7.4, Bourne LLP shall use reasonable endeavours to procure from the relevant Landlord the Salamanca Variation and the GSS Variation as soon as reasonable practicable following the Completion Date and shall keep LECG regularly informed as to progress in relation to any such application with the relevant Landlord.

7.3           Subject to the provisions of paragraph 7.4, Bourne LLP shall at the request of LECG take such steps as LECG may reasonably request as part of its application to the relevant Landlord under paragraph 7.2.

7.4           LECG shall indemnify Bourne LLP against any costs, claims, damages or other liability whatsoever arising out of Bourne LLP applying for consent and/or complying with any requests made by LECG in accordance with the provisions of paragraphs 7.2 and 7.3.  Bourne LLP shall not be required to take any action under paragraph 7.3 until any sums to be incurred by Bourne LLP, including without limitation any sums to be paid to the Landlord or any superior landlord, have been paid by LECG to Bourne LLP in cleared funds.

7.5           Bourne LLP shall procure the Landlord’s Transfer Consent in respect of the Great Suffolk Street Property and the Castle Street Property by the Completion Date and hereby indemnifies LECG against any Demands or other losses either direct or indirect (including but not limited to the costs associated to this Agreement) that arise as a result of the failure of Bourne LLP to procure the Landlord’s Transfer Consents in relation to the Great Suffolk Street and Castle Street Properties, by the Completion Date.

7.6           LECG shall provide reasonable assistance to Bourne LLP to enable it to fulfil its obligations pursuant to paragraph 7.1, including, but not limited to, providing any financial information or references requested by any Landlord and if required by any Landlord the Guarantor shall provide a guarantee of LECG’s obligations under the relevant Lease in favour of the relevant Landlord provided always that the parties hereby agree that Bourne LLP shall not be required to provide any further security for their obligations under the Leases.

7.7           At any time after six months from the Completion Date LECG will be entitled to terminate the agreement for the sale and purchase of the Salamanca Square Property if the Landlord’s Transfer Consent has not been given by such date.

7.8           Time shall be of the essence for the purposes of this paragraph 7.

8.             Matters which affect the Properties

8.1           Save with regard to financial charges, the Properties are sold subject to and (where appropriate) with the benefit of:

8.1.1        matters contained or referred to in the Title Documents; and

8.1.2        (if appropriate) any title superior (including the Other Title Documents) to any Lease;

8.1.3        matters contained or referred to in the entries on the property and charges registers of title number(s) TGL315459, TGL286145 and SY786573 as at the last Business Day before the date of this agreement or which would have been disclosed by the searches and enquiries that a prudent buyer would have made before entering into this agreement or as would have been apparent from an inspection of the Properties;

8.1.4        (in addition to the matters referred to in paragraph 8.1):

(a)           all matters registrable by any Competent Authority pursuant to statute;

(b)           all requirements, demands, notices, orders or proposals (whether or not subject to confirmation) of any Competent Authority;

(c)           all notices served on Bourne LLP by the owner or occupier of any adjoining or neighbouring property which have been disclosed in writing to LECG prior to the date hereof;

(d)           all agreements with any Competent Authority;

(e)           (in the case of registered land) all those interests listed in schedule 3 to the 2002 Act and (in the case of unregistered land) all those interests listed in schedule 1 to the 2002 Act and any interests which fall within section 11(4)(c) of the 2002 Act (including in the case of both registered and unregistered land all those interests inserted into those schedules by schedule 12 to the 2002 Act); and

(f)            all incumbrances that Bourne LLP does not and could not reasonably know about,

so far as they relate to the Properties and are enforceable at the Completion Date.

8.2           LECG has been supplied with copies of the entries on the registered title(s) to the Properties and copies of the Title Documents before the date of this Agreement and LECG will be deemed to purchase with full knowledge of the title(s) and the matters contained or referred to in the documents supplied and shall not raise or make any requisitions or objections in relation to such title(s) or matters save for any entries revealed by any pre-Completion Land Registry search.

8.3           All matters set out in the Disclosure Letter will be deemed to be within the actual knowledge of LECG for the purposes of section 6(2)(a) of the Law of Property (Miscellaneous Provisions) Act 1994 and the Bourne Group’s liability under the title covenants.

9.             Pre-Completion Obligations

9.1           Bourne LLP shall use reasonable endeavours to procure that the relevant Landlord continues to comply with any landlord covenants in the Leases relating to insurance until the Actual Completion Date or termination of the agreement for the sale and purchase of the Properties.

9.2           Bourne LLP shall not between the date of this Agreement and the Actual Completion Date without the consent of LECG :

9.2.1        grant any tenancy, licence, right, easement or interest in the whole or any part or parts of the Properties; or

9.2.2        surrender or forfeit or otherwise determine any Lease or Letting Document; or

9.2.3        vary or expressly waive performance or observance of any of the terms of any Lease or Letting Document.

9.3           Subject to paragraph 7.4 above, upon receiving a written request from LECG prior to the Actual Completion Date Bourne LLP shall (at its own cost) promptly provide to LECG details of the progress of any action or matter relating to the Properties.

Part 2 - Details of the Properties

1.         All that leasehold property known as 93 Great Suffolk Street, London comprised in a lease dated 1 September 2008 made between (1) Five Bar Gate LLP and (2) Bourne LLP registered at the Land Registry with title number TGL315459 (“the Great Suffolk Street Property”)

2.         All that leasehold property known as 5 Castle Street, Farnham comprised in:

2.1       a lease dated 28 April 2006 made between Five Bar Gate LLP (1) and Bourne LLP (2), as varied by a transfer dated 1 May 2009, a deed of surrender dated 18 February 2010 and a deed of variation dated 8 March 2010 both made between the same parties, and registered at the Land Registry with title number SY752534; and

2.2       a lease dated 8 March 2010 made between (1) Five Bar Gate LLP and (2) Bourne LLP registered at the Land Registry with title number SY786573 (together “the Castle Street Property”).

3.         All that leasehold property known as Unit 3, Salamanca Square, London comprised in a lease dated 16 September 2005 made between (1) Wolanski & Co Trustees Limited and (2) Bourne LLP registered at the Land Registry with title number TGL286145 (“the Salamanca Square Property”).

Part 3 - Other Title Documents

Property	Document	Date	Parties
93 Great Suffolk Street	Licence	11 June 2008	(1) Frogmore Residential (Southwark) Limited, (2) Five Bar Gate LLP and (3) Bourne LLP
93 Great Suffolk Street	Lease	22 June 2008	(1) Frogmore Residential (Southwark) Limited and (2) Five Bar Gate LLP
Salamanca Square	Lease	16 September 2005	(1) Berkeley Homes (South East London) Limited and (2) Wolanski & Co Trustees Limited

Part 4 - Letting Documents

Property	Document	Date	Parties
Salamanca Square	Lease	25 June 2008	(1) Bourne LLP and (2) Studio .K Limited
Salamanca Square	Rent deposit deed	25 June 2008	(1) Bourne LLP and (2) Studio .K Limited
Salamanca Square	Licence	25 June 2008	(1) Alliance Trust Pensions Limited, (2) Bourne LLP and (3) Studio .K Limited

Part 5 - Variations to Part 1 Standard Conditions incorporated in this Agreement

Standard Condition	Variation

1.1.1(g)

Amend by inserting, after the word “funds”, the additional words “... from an account at a clearing bank which shall be a client account of the conveyancer acting for the buyer or the buyer’s mortgagee,”

1.3.3	Delete 1.3.3 (a) and (b) and substitute: “by fax but is not validly given or sent if it is sent by e-mail”.

1.4	Does not apply.

2.2	Does not apply. No deposit shall be payable.

2.3	Does not apply.

3.1.2	Amend to read “The incumbrances subject to which the Property is sold are those specified in this Agreement”

3.1.4	Does not apply.

3.3	Does not apply.

4.1.5	Does not apply

4.2.5	Does not apply

4.3	Does not apply

6.3	Does not apply.

6.6.4	Does not apply.

7.1.3	Does not apply.

8.1.1	Does not apply.

8.3.8	Does not apply

10.3	Does not apply.

11	Does not apply

SCHEDULE 5

The Warranties

Part 1: General Warranties

1.             Capacity of the Bourne Group

1.1           Bourne LLP, Bourne Ltd and each of the Warrantors has all requisite power and authority, and has taken all necessary action, to enable it or him/her to enter into and perform this agreement and all agreements and documents entered into, or to be entered into, pursuant to the terms of this agreement and such agreements when executed will constitute valid, binding and enforceable obligations on the Bourne Group and the Warrantors (as the case may be) in accordance with their respective terms.

1.2           The Business is not carried on by or for the benefit of any party or parties other than the Bourne Group and the Bourne Group are entering into this agreement as principals in all respects and not as the agents, nominees or sub-contractors of any other party.

2.             Records

2.1           All financial and other Records in respect of the Business:

2.1.1        have been fully, properly and accurately prepared and have at all times been fully, properly and accurately maintained, and are properly written up to date;

2.1.2        are in the possession of the Bourne Group;

2.1.3        constitute an accurate record of all matters that ought to appear in them;

2.1.4        do not contain any material inaccuracies or discrepancies; and

2.1.5        where such records are kept on computer, the Bourne Group is the owner of all hardware and all software licences necessary to enable it to use any of those books, accounts and records in the manner in which they have been used prior to the date of this agreement, and the Bourne Group does not share any such hardware or software with any other person.

3.             Accounts

3.1           The Accounts:

3.1.1        are true and accurate in all material respects, comply with the requirements of relevant statutes and generally accepted accounting principles and standards in the United Kingdom at the date on which the Accounts were approved by the Bourne Group; and

3.1.2        state the assets and liabilities and financial position of the Business and of its profit or loss for the period ending on the Accounts Date and properly reflect the financial position of the Bourne Group as at the Accounts Date.

3.2           The Management Accounts have been prepared in accordance with accounting policies consistent with those used in preparing the Accounts and, as far as the Warrantors are aware, having regard to the purpose for which the Management Accounts have been prepared the Management Accounts do not materially overstate the profits or the assets of the Business for the period to which they relate.

4.             Changes since the accounts date

4.1           Since the Accounts Date and save as Disclosed in the Management Accounts:

4.1.1        the Business has been carried on in the ordinary and usual course without interruption both as regards the nature, scope and manner of conducting the Business and so as to maintain it as a going concern provided that and for the avoidance of doubt this shall not constitute any Warranty as to the level of fees (both actual or as comparison with previous equivalent periods of time) since the Accounts Date;

4.1.2        the Business has paid its creditors within the times agreed with such creditors and there are no amounts due to creditors outstanding which have been due for more than 16 weeks;

4.1.3        there has been no unusual change in the value or the nature of the Work in Progress of the Business;

4.1.4        no alterations have been made to the terms of employment or conditions of service of any Employee or to the pension or other benefits of any Employee or any past officer or employee of the Business or any other dependents;

4.1.5        the Bourne Group has not knowingly done or omitted to do anything which would materially adversely affect the Business Goodwill.

5.             Title to the assets

5.1           Save for the Excluded Assets, the Assets comprise all assets now used in the Business and that are absolutely required and critically necessary for the continuation of the Business as now carried on.

5.2           Each Asset is legally and beneficially owned by the Bourne Group. There are no Encumbrances over any of the Assets, and the Bourne Group has not agreed to create any Encumbrances over the Assets or any part of them.

6.             Client Engagements

6.1           The Client Engagements are in full force and effect and have been in all material respects duly complied with and as far as the Warrantors are aware (without having made specific enquiry of any Client) nothing has occurred as a result of which any of them is or could be subject to early termination or which has given or may give rise to any claim under any of them by any Client or any third party in respect of a Client generating annual fees in excess of £25,000.

6.2           No Client Engagement:

6.2.1        was entered into otherwise than in the ordinary and usual course of business of the Business;

6.2.2        is of an unusual or abnormal nature, or not fully on an arm’s length basis;

6.2.3        is of a fixed term nature;

6.2.4        is incapable of termination in accordance with its terms by the Bourne Group on 90 days’ notice or less;

6.2.5        involved the supply of services for fees which represented in excess of 10 per cent. of the turnover of the Business in the 12 months prior to Completion.

6.3           There are no outstanding claims against the Bourne Group in respect of work done by the Bourne Group.

6.4           To the best of the knowledge and belief of the Warrantors (but without having made specific enquiry of any Client) there is no client (being a client representing 5% or more of the income of the Business in the year to the Accounts Date) who will or who intends to cease dealing with the Business or to substantially reduce the existing level of dealing with the Business.

6.5           No Client has been billed by the Bourne Group in advance with the effect that amount of the Book Debts or amount actually received from such Client as at Completion exceeds the actual value of work undertaken by the Bourne Group relating to such Client as at Completion.

6.6           The Bourne Group all does not hold or have deposited with it any cash sums belonging Clients in relation to any Client Engagements.

7.             Software Licences and IT Systems

7.1           As far as the Warrantors are aware, the Software Licences are in full force and effect and the terms thereof have been in all material respects duly complied with by the Bourne Group and the other parties thereto and so far as the Bourne Group is aware nothing has occurred which would entitle the other parties thereto to terminate the Software Licences or any of them or to make any claim against the Bourne Group thereunder (other than for licence fees properly due in accordance with the terms of the said licences).

7.2           All fees and other sums payable by the Bourne Group under the terms of the Software Licences in respect of any period up to but excluding the Completion Date have been duly paid to the other parties to the Software Licences and there are no arrears of fees or other payments of any description due to the other parties to the Software Licences.

7.3           The Bourne Group has no other material software other than the Software Licences and the Bespoke Software and as far as the Warrantors’ are aware, no other licences to use and/or develop software other than the Software Licences are required to enable the Ongoing Business to continue to operate after Completion materially in the same manner as the Business is operated as at Completion.

7.4           As far as the Warrantors are aware, the material elements of the IT System:

7.4.1        are functioning properly for the purposes for which the IT System is employed by the Business;

7.4.2        are not and have not been materially defective or materially failed to function during the last 12 months; and

7.4.3        do not contain any software virus and have not within the last 12 months been infected by any software virus or accessed by any unauthorised person and are protected by up-to-date industry standard anti-virus software.

7.5           The Employees include employees with knowledge of the IT Systems adequate to operate and maintain them, it being acknowledged that such maintenance may require the engagement of third party technicians, developers or other specialists.

8.             Employees and Agents

8.1           No person is employed or engaged in, or assigned to, the Business (whether temporary or permanent and whether under a contract of service or contract for services) other than the Employees and the Employees are all employed by the Bourne Group and work wholly or mainly in the Business.

8.2           The Warrantors have Disclosed:

8.2.1        copies of all standard service contracts, handbooks and policies which apply to the Employees, identifying which applies to which employee;

8.2.2        full particulars of the current terms of employment or engagement and all benefits (whether contractual or otherwise)of all Employees;

8.2.3        copies of all agreements or arrangements with any trade union, employee representative or body of employees or their representatives;

8.2.4        details of any Employee who has given or received notice to terminate their employment or who has informed any of the Warrantors that he intends to or may give notice to terminate his employment; and

8.2.5        details of any current or threatened grievance and any official trade disputes affecting the Business in the two years preceding the date of this agreement and any relationship with anybody representing the Employee.

All such particulars are accurate and complete in all material respects.

8.3           In respect of each of the Employees, the Bourne Group has:

8.3.1        so far as it is aware performed all obligations required to be performed by it (and has settled all outstanding Demands), whether arising under contract, statute, at common law or in equity or under any treaties including the Treaty of Rome or laws of the European Community or otherwise; and

8.3.2        paid or will have paid to Customs and any other appropriate authority all taxes, national insurance contributions and other levies due in respect of the Employees on account of their employment by Bourne LLP which are payable prior to the Completion Date.

8.4           The Bourne Group has not offered, promised or agreed to any future variation in any contract of employment of any one of the Employees or any other person employed by the Bourne Group in respect of whom liability passes to LECG by reason of TUPE.

8.5           The Bourne Group is not engaged or involved in any dispute, claim or legal proceedings (whether arising under contract, common law, statute or in equity) with any of the Employees or any other person currently or previously employed by or engaged in the Business or their dependants, and so far as the Bourne Group is aware there is no event which could give rise to such dispute, claim or proceedings.

8.6           Since the Accounts Date no Employee of the Business has given or received notice terminating his employment and none of the Employees is working out of any notice given or received before that date;

8.7           There is no person previously employed by the Bourne Group who has or may in the future have a right to return to work (whether for a reason connected with maternity leave or absence by reason of illness or incapacity or otherwise) or a right to be reinstated or re-engaged

8.8           There are not in existence and the Bourne Group has not proposed or is not proposing to introduce any bonus, profit sharing scheme, share option scheme, share incentive scheme or any other scheme or arrangement under which the Employees or any of them are or is or would be entitled to participate in the profits of the Business.

8.9           Save for any salary and benefits due to Employees in respect of the current month, there are no amounts outstanding or promised to any of the Employees and the Bourne Group has not received any notice that a liability has been incurred by the Bourne Group which remains undischarged for breach of any contract of service or for services or for redundancy payments (including protective awards) or for compensation under any employment legislation or regulations or for wrongful dismissal, unfair dismissal, equal pay, sex, race or disability discrimination or otherwise and no order has been made at any time for the reinstatement or re-engagement or any of the Employees or any person formerly employed or engaged in the Business;

8.10         In the period of two years preceding the date of this agreement, the Bourne Group has not been a party to any relevant transfer for the purposes of TUPE affecting any of the Employees or any other persons engaged in the Business.

9.             Statutory Restrictions

The Bourne Group has not, in relation to the Business, received notice of any breach by it of competition, anti-trust, anti-restrictive trade practice or consumer protection law, rule or regulation anywhere in the world or of any investigation, enquiry, report or order by or by reference to any regulatory authority under any such law, rule or regulation.

10.           Litigation

10.1         Neither the Bourne Group, nor, so far as the Warrantors are aware, any person for whose acts or omissions it may be vicariously liable, is engaged in, subject to or threatened by any:

10.1.1      litigation, administrative, mediation or arbitration proceedings (except for debt collection in the ordinary and usual course of business, details of which have been Disclosed) in relation to the Business or the Assets or any of them; or

10.1.2      is the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body.

10.2         Details of all material claims and complaints relating to the Business that have occurred during the 12 months preceding the date of this agreement have been Disclosed.

11.          Solvency of the Bourne Group

11.1         No order has been made or petition presented, meeting convened or resolution passed in relation to the solvency of the Bourne Group nor has any receiver been appointed or any distress, execution or other process been levied in respect of the Business or the Assets or any of them and no events have occurred which would justify any such proceedings.

11.2         No composition in satisfaction of the debts of the Bourne Group or scheme of arrangement of their affairs or compromise or arrangement between them and their creditors or any class of their creditors has been proposed sanctioned or approved.

12.           Compliance

12.1         The Bourne Group has not, in relation to the Business, received notice of any breach by it of any legislation relating to the Assets or the conduct of the Business.

12.2         So far as the Warrantors are aware all necessary licences, consents, permits, agreements, arrangements and authorities (public and private) have been obtained to enable the Bourne Group to carry on the Business effectively in the manner in which it is now carried on and, as far as the Warrantors are aware, all such licences, consents, permits, agreements, arrangements and authorities are valid and subsisting. The Warrantors know of no reason why any of them should be suspended, cancelled or revoked or the benefit of them should not continue to be enjoyed by LECG or other owner for the time being of the Business and the Assets or any part of them.

13.           Effect of Agreement

The execution and delivery of this agreement and the fulfilment and performance and compliance with the terms of this agreement do not and will not:

13.1         conflict with, violate or result in a breach of the terms, provisions or conditions of any of the Client Engagements, Supplier Contracts or, as far as the Warrantors are aware, any law undertaking to, or judgment, order, injunction or decree of any court; or

13.2         relieve any person of any contractual or other obligation under any of the Client Engagements or the Supplier Contracts or entitle any person to terminate any such obligation.

14.           Information Memorandum

As far as the Warrantors are aware, all information relating specifically to the Bourne Group contained in the Information Memorandum was, as at the date at which the Information Memorandum was prepared:

14.1         (insofar as such information amounted to a statement of fact) true, complete and accurate in all respects and not misleading; and

14.2         (insofar as such information amounted to a forecast or an expression of intention, opinion or expectation) was honestly held to be reasonable.

15.          Supplier Contracts

So far as the Warrantors are aware, no Supplier Contract:

15.1         was entered into otherwise than in the ordinary and usual course of business of the Business;

15.2         is of an unusual or abnormal nature, or not fully on an arm’s length basis;

15.3         involved the supply of services for fees which represented in excess of 10 per cent. of the turnover of the Business in the 12 months prior to Completion.

Part 2: Intellectual Property, Domain Names and Bespoke Software

1.             Intellectual Property

1.1           With the exception of the Domain Names and the Trade Mark, no registered Intellectual Property Rights are owned, used, or held for use by the Bourne Group in connection with the Business.

1.2           So far as the Warrantors are aware, none of the activities involved in the conduct of the Business infringes or has infringed any Intellectual Property Rights of any third party or has constituted any breach of confidence, passing off or actionable unfair competition in any jurisdiction. The Bourne Group has received no notice of any claims, disputes, challenges or proceedings in relation to the ownership or validity or registration of the Trade Mark or the Domain Names.

1.3           No Intellectual Property Rights other than the Business IPR, the Bespoke Software, the Software Licences, the rights in the Business Names and the Domain Names are required to enable the Ongoing Business to continue to operate after Completion in the same manner as the Business is operated as at Completion.

1.4           The Bourne Group is the sole legal and beneficial owner of the Trade Mark free from Encumbrances.

1.5           So far as the Warrantors are aware, no third party has infringed or is infringing the Trade Mark.

1.6           All confidential information (including know-how and trade secrets) owned or used in connection with the Business has been kept confidential and save in the normal course of business has not been disclosed to third parties (other than parties who have signed written confidentiality undertakings in respect of such information.

2.             Domain Names etc

The Bourne Group use no domain names or email addresses in connection with the Business (and have not used in the six months prior to the Completion Date any domain names or email addresses in connection with the Business) other than the Domain Names and the Email Addresses.

3.             Bespoke Software

3.1           The Bourne Group is the sole legal and beneficial owner of the Bespoke Software free from all Encumbrances.

3.2           The Bourne Group has received no notice of any claims, disputes, challenges or proceedings in relation to the ownership of the Bespoke Software.

3.3           So far as the Warrantors are aware, no third party has infringed or is infringing any Intellectual Property Rights in the Bespoke Software.

3.4           The Bourne Group has not licensed or sub-licensed the Bespoke Software to any third party.

3.5           The Bespoke Software does not contain any “open source” programs.

3.6           The Bourne Group has in its possession and has not disclosed the source code of the Bespoke Software to any person save its employees and contractors (as applicable) in the normal course of business.

Part 3: Pensions

1.             Save for the Pension Scheme the Bourne Group is not and has not been a party to any agreement or arrangement for the provision of pensions, allowances, lump sums or other like benefits on retirement, death or long term ill health for the benefit of any current or former employee of the Bourne Group or its dependents nor has the Bourne Group provided or promised to provide any ex-gratia payments, lump sums or like benefits for any current or former employees of the Bourne Group or dependants thereof.  In particular, save as Disclosed, there is no obligation to pay contributions to any personal pension scheme in respect of any Employee.

2.             Details of the Pension Scheme have been Disclosed, including:

2.1           copies of all documentation governing the Pension Scheme; and

2.2           a complete, accurate and up to date list of all employees who are members of the Pension Scheme with all details necessary to establish their entitlements.

3.             In relation to the Pension Scheme:

3.1           all contributions which are payable by the Bourne Group and all contributions due from the Employees as members of it have been duly made and are or will be paid prior to Completion in respect of all periods up to but excluding the Completion Date.

3.2           every Employee who has had a right to join, or apply to join, it has been properly advised of that right and no such Employee has been excluded from membership of it or from any of the benefits under it;

3.3           all fees, charges and expenses of whatever nature due to be paid by the Bourne Group (including without limitation, all levies to be paid under the Pensions Act 1995 to 2004) have been paid and no services have been rendered for which an account or invoice has not been delivered;

3.4           it provides only money purchase benefits as defined in Section 181 Pensions Schemes Act 1993;

3.5           there are no actions, proceedings or claims (other than routine claims for benefits) outstanding, pending or threatened by the Employees or any of them in respect of the Pension Scheme relating to any act, event, omission or other matter arising out of or in connection with the Pension Scheme;

3.6           as far as the Warrantors are aware, the Bourne Group has complied with all of its obligations relating to stakeholder pension schemes under the Welfare Reform and Pensions Act 1999, the Personal Pension Schemes (Payments by Employees) Regulations 2000 (SI 2000/2692), and the Financial Services and Markets Act 2000; and

3.7           the liability of the Bourne Group to contribute to the Pension Scheme does not exceed 2 per cent. of basic salary in respect of any Employee.

Part 4: Property

1.             The Particulars of the Properties

1.1           References to a “Lease” shall be the Leases (if any of them) referred to in Schedule 3 Part 2.

1.2           The particulars of the Properties set out in part 2 of Schedule 3 are true, complete and accurate.

2.             Replies to pre-contract enquiries

All written replies given by Macfarlanes LLP as the Bourne Group’s solicitors or on behalf of Bourne LLP in response to any written enquires raised by or on behalf of LECG’s Solicitors in relation to the Properties were complete and accurate to the best of the Warrantors’ knowledge at the date they were given.

3.             Title

3.1           Bourne LLP is solely legally and beneficially entitled to the Properties.

3.2           Bourne LLP is in possession and actual occupation of the whole of the Properties on an exclusive basis, and no right of occupation or enjoyment has granted or agreed to be granted to any third party, and to the best of the Warrantors’ knowledge no right of occupation has been acquired or is in the course of being acquired by any third party.

3.3           Bourne LLP has in its possession and control and has Disclosed:

3.3.1        copies of all the title deeds and documents necessary to prove its title to the Properties including all necessary consents for the grant and any assignment of each Lease; and

3.3.2        in relation to each Lease:

(a)           all consents required under the Lease other than any licence to assign the relevant Property to LECG);

(b)           copies of all assignments of the Lease; and

(c)           satisfactory evidence of the current annual rent payable under each Lease.

3.4           The documents of title to be delivered to LECG on Completion will all be original documents, properly stamped with stamp duty where required (or as the case may be, accompanied by the proper stamp duty land transaction return in respect of that document) and registered, where required.

3.5           To the best of the Warrantors’ knowledge there is no circumstance that could render any transaction affecting Bourne LLP’s title to the Properties liable to be set aside under the Insolvency Act 1986.

3.6           To the best of the Warrantors’ knowledge there are no insurance policies relating to any issue of title affecting the Properties.

3.7           To the best of the Warrantors’ knowledge no one has objected to the current use of the Properties.

4.             Leasehold property

4.1           The unexpired residue of the term granted by the Lease under which each Property is held is vested in Bourne LLP and is a valid leasehold interest and subsisting against all persons, including any person in whom any superior estate or interest is vested.

4.2           To the best of the Warrantors’ knowledge and during the period of ownership in relation to the Lease, the tenant has observed and performed in all material respects all covenants, restrictions, stipulations and other encumbrances comprising the Lease and there has not been any express waiver of or express acquiescence to any breach of them.

4.3           In relation to the Lease and during Bourne LLP’s period of ownership:

4.3.1        all principal rent and additional rent and all other sums payable by each lessee, tenant, licensee or occupier under the Lease (Lease Sums) have been paid as and when they became due; and

4.3.2        no Lease Sums have been commuted, waived or paid in advance of the due date for payment.

4.4           To the best of the Warrantors’ knowledge no written collateral assurances, undertakings or concessions have been made by Bourne LLP or the Landlord to Bourne LLP.

5.             Encumbrances

5.1           The Properties are free from:

5.1.1        any mortgage, debenture, charge (whether legal or equitable and whether fixed or floating), rentcharge, lien or other right in the nature of security; and

5.1.2        any agreement for sale, estate contract, option, right of pre-emption or right of first refusal,

and there is no agreement or commitment to give or create any of them.

5.2           To the best of the Warrantors’ knowledge the Properties are not subject to the payment of any outgoings other than non domestic local business rates, water, sewerage, electricity, gas and telecommunications charges, principal rent, insurance premiums and service charges, and all outgoings have been paid when due and none is disputed.

5.3           To the best of the Warrantors’ knowledge no written notice of any alleged breach of the covenants, restrictions, stipulations and other Encumbrances affecting the Property has been received by Bourne LLP.

5.4           Bourne LLP has not (nor has anyone on its behalf) expressly waived any breach by any person of any covenant, agreement, restriction, stipulation or obligation relating to the Properties or any part of it, or of which the Properties or any part of them has the benefit.

6.             Planning and use of property

6.1           The definitions in this paragraph apply in this paragraph 6:

Planning Acts: the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990, the Planning and Compensation Act 1991, the Planning and Compulsory Purchase Act 2004, and any other legislation from time to time regulating the use or development of land.

Statutory Agreement: an agreement or undertaking entered into under section 18 of the Public Health Act 1936, or section 52 of the Town and Country Planning Act 1971, or section 33 of the Local Government (Miscellaneous Provisions) Act 1982, or section 106 of the Town and Country Planning Act 1990, or section 104 of the Water Industry Act 1991, or any other legislation (later or earlier) similar to these statutes.

6.2           The Warrantors, Bourne LLP has not received written notice of any breach of any planning permissions, orders and regulations issued under the Planning Acts or any Statutory Agreement or building regulations, consents and bye-laws for the time being in force, in relation to the Properties.

6.3           In relation only to the Great Suffolk Street Property and the Castle Street Property, all necessary planning permissions and building regulations consents relating to the Properties had been obtained as at the date of each of the relevant Leases and remain in force to date so as to enable the Properties to be used as they currently are being used for the purposes of the Business.

7.             Statutory obligations

The Warrantors, Bourne LLP has not received any written notice of any breach of any applicable statutory and bye-law requirements, any regulations, rules and delegated legislation, relating to the Properties and their current use, including all requirements under the Public Health Acts, the Occupiers Liability Act 1957, the Offices, Shops and Railway Premises Act 1963, the Occupiers Liability Act 1984, the Environmental Protection Act 1990, the Construction (Design and Management) Regulations 1994, the Disability Discrimination Act 1995, the Construction (Design and Management) Regulations 2007, and all regulations, rules and delegated legislation.

8.             Condition

8.1           To the best of the Warrantors’ knowledge neither Bourne LLP nor the Landlords have taken any remedial action in respect of any:

8.1.1        flooding; or

8.1.2        subsidence; or

8.1.3        heave; or

8.1.4        landslip; or

8.1.5        mining activities; or

8.1.6        defects in the drains and services from time to time serving the Properties; or

8.1.7        dry rot, wet rot, rising damp or any infestation,

at the Properties during the current period of ownership of each of the Properties.

9.             Complaints and disputes

9.1           Bourne LLP has not received any written notices, complaints or requirements made (whether formally or informally) by any Competent Authority or undertaking exercising statutory or delegated powers in relation to the Properties or the current use of the Properties or any machinery, plant or equipment in them.

9.2           There exists no dispute between Bourne LLP and the owner or occupier of any other premises adjacent to or neighbouring any of the Properties and Bourne LLP.

Part 5: Health and Safety

1.             There have been no claims, investigations or proceedings relating to Health and Safety Laws against the Bourne Group or any of their officers or employees and there are none pending or, as far as the Warrantors are aware, threatened.

Part 6: Data Protection Act 1998

1.             The Bourne Group has notified the Information Commission under the Data Protection Act 1998 that it is a Data Controller and notified it of accurate details of its processing of personal data required under that Act.

2.             There are no outstanding enforcement, deregistration or transfer prohibition notices or any other nature of notice under the Data Protection Act 1998 currently outstanding against the Bourne Group, nor is there any outstanding appeal against such notices.  The Bourne Group is aware of no circumstances which may give rise to the giving of any such notices to the Bourne Group.

3.             No requests to the Bourne Group have been made by data subjects in respect of personal data held by the Bourne Group, nor any outstanding applications for rectification or erasure of personal data.

4.             There are no outstanding claims for compensation for inaccuracy, loss or unauthorised disclosure of personal data nor, so far as the Warrantors are aware, is any personal data held by the Bourne Group materially inaccurate, nor so far as the Warrantors are aware has the Bourne Group lost or made any disclosure of any such data which is not permitted by the Data Protection Act 1998.

Part 7: Insurance

1.             The Bourne Group has and at all material times has had Professional Indemnity Insurance cover in respect of all work carried out by the Business up to the Completion Date.

2.             The PI Policies (as defined in clause 6.1 of this Agreement) have been Disclosed.

3.             Save as Disclosed there are no outstanding insurance claims.

4.             No policy of insurance is subject to any special or unusual restrictions or to the payment of any premium in excess of the normal rate.

Part 8: Taxation

1.             Returns

The Bourne Group has made on time accurate| returns and payments in respect of PAYE and National Insurance contributions and has not been given any penalty, notice or warning regarding the same.

2.             Stamp Duty and SDLT

All documents (other than those which have ceased to have any legal effect) to which the Bourne Group is a party and which relate to the Business or the Assets, in the enforcement of which LECG may be interested, have been duly stamped.

3.             VAT

3.1           Bourne LLP and Bourne Ltd are each a registered and taxable person for the purposes of the VATA 1994.

3.2           Neither of Bourne LLP and Bourne Ltd nor any relevant associate (as defined in paragraph 3(7) of Schedule 10 to VATA 1994) has elected to waive exemption or will before Completion elect to waive exemption for VAT purposes in relation to the Properties.

4.             Neither Bourne LLP nor Bourne Ltd has ever received any notice or correspondence from the Customs that it is the subject of any investigation, review or similar process by the Customs and none of the Warrantors is aware of any pending or threatened investigation, review or similar process in relation to Bourne LLP or Bourne Ltd or any circumstances likely to lead to any investigation, review or similar process.

SCHEDULE 6

Limitations on Claims

1.                                       This Schedule 6 limits the liability of the Warrantors in relation to any Claim.

2.                                       The aggregate liability of each Warrantor in respect of all claims under this agreement when taken together shall not exceed his/her Warrantor’s Proportion of the aggregate of the Initial Consideration and the Subsequent Consideration.

3.                                       No Warrantor shall be liable for the breach by any other Warrantor of the Warranty at paragraph 1.1 of part 1 of Schedule 5 insofar as such breach relates to that Warrantor’s personal capacity.

4.                                       The Warrantors shall not be liable for a Claim unless such claim becomes a Substantiated Claim and:

4.1                                 the amount of such Substantiated Claim, or of a series of connected Substantiated Claims of which such Substantiated Claim is one, exceeds £5,000; and

4.2                                 the amount of all Substantiated Claims that are not excluded under paragraph 4.1 of this Schedule 6 when taken together, exceeds £50,000 in which event  the whole amount of such Substantiated Claim, or series of connected Substantiated Claims, is recoverable (and not just the amount by which the limits are exceeded).

5.                                       The Warrantors are not liable for any Claim to the extent that the Claim:

5.1                                 relates to matters Disclosed; or

5.2                                 relates to any matter specifically provided for in the Accounts or the Management Accounts;

5.3                                 arises wholly or partly from a voluntary act or omission by LECG after Completion otherwise than in the ordinary course of business and whilst LECG was aware or ought reasonably to have been aware would give rise to a Claim;

5.4                                 arises wholly or partly as a result of the passing or coming into force of any change in any enactment or law, regulation, directive, requirements of any government or governmental departure or agency or regulatory body after Completion whether or not having retrospective effect; or

5.5                                 arises or is increased, wholly or partly, from an act or omission compelled by law.

6.                                       Subject to paragraph 7, the Warrantors are not liable for a Claim unless LECG has given the Warrantors notice of the Claim, specifying (in reasonable detail) the nature of the Claim and the amount claimed:

6.1                                 in the case of the Tax Warranties, within the period of seven years beginning with the Completion Date; and

6.2                                 in any other case, within the period of two years beginning with the Completion Date,

and the liability of the Warrantors for any claim specified in such notice shall absolutely determine and cease (unless the amount payable in respect of the relevant claim has been agreed by the Warrantors within six months of the date of such written notice) if legal proceedings have not been instituted in respect of such claim by the due service of process on the Warrantors within six months of such written notice.

7.                                       Nothing in this Schedule applies to a Claim that arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Warrantors or any of them.

8.                                       The Warrantors shall not plead the Limitation Act 1980 in respect of any claims made under the Warranties relating to Taxation up to seven years after the Completion Date.

9.                                       The Warrantors shall not be liable under the Warranties in respect of any Claims if and to the extent that the loss in respect of which the Claim is made is recovered by LECG under any policy of insurance.

10.                                 Where LECG is or becomes entitled to recover from a third party any loss, damage or liability which is or may be the subject of a Claim LECG shall if so required by the Warrantors (other than any claim the defence of which would in the reasonable opinion of LECG adversely affect the goodwill of the Business) take all reasonable steps or proceedings as the Warrantors may reasonably require to enforce such recovery subject to their giving timely instructions to LECG and any such steps or proceedings shall be taken at the Warrantors’ cost and expense including any reasonable security required to be given by LECG and LECG shall not be under any obligation to take them unless the Warrantors have provided indemnities to the reasonable satisfaction of LECG in respect of all costs and expenses likely to be thereby incurred.  LECG shall procure that the Warrantors are provided with all such information and reports concerning such steps or proceedings taken by LECG as the Warrantors may from time to time reasonably request, at the cost of the Warrantors.

11.                                 The Warrantors shall be entitled to require LECG at the expense of the Warrantors to take all such reasonable steps or proceedings as the Warrantors may consider necessary in order to avoid disputes, resist, mitigate, compromise, defend or appeal against any relevant third party claim (that is any claim by a third party against LECG which will or may give rise to a claim under the Warranties) (other than any claim the defence of which may in the reasonable opinion of LECG adversely affect the goodwill of the Business).

12.                                 LECG shall not make any admission of liability, agreement or compromise with any person, body or authority in relation to the matter which is the subject of a Claim without the prior written consent of the Warrantors (not to be unreasonably withheld or delayed).

13.                                 For the avoidance of doubt:

13.1                           nothing in this Schedule shall limit LECG’s obligation to mitigate its loss in respect of any Claim; and

13.2                           LECG shall not be entitled to rescind or repudiate this agreement for any reason after Completion.

CONFORMED EXECUTION VERSION

SCHEDULE 12

Business IPR

The Intellectual Property Rights of the Bourne Group in its:

•                                         client advice and lists;

•                                         business records;

•                                         correspondence;

•                                         advertising and marketing materials;

•                                         know-how, education and training materials;

•                                         business stationery;

•                                         the data stored in the Bespoke Software databases,

and all other such Intellectual Property Rights of the Bourne Group relating to the Business (not comprised in the Bespoke Software, the software licensed to the Bourne Group under the Software Licences, the Trade Mark, the rights in the Business Names and the Domain Names).

For the avoidance of doubt, know-how which is not the confidential information of the Bourne Group nor protected by copyright shall not be considered Business IPR.

SCHEDULE 14

Default Remedy

1.                           LECG hereby grants to Bourne LLP, on the terms and subject to the conditions of this Schedule, the right to purchase the Business Names and any trade or service mark, business or domain name, design or logo which, at the Completion Date, was or had been used by the Business (the “Default IPR”) for an aggregate price of £1 (the “Default Right”) in the event of a Default.

2.                           The Default Right may be exercised by Bourne LLP delivering a written notice to LECG at any time within 6 months of the date of the relevant Default (“Notice”).  The Notice shall specify the date for completion of the Default Right (the “DR Completion Date”).

3.                           Exercise of the Default Right shall create a binding obligation on Bourne LLP to buy, and on LECG to sell, the Default IPR on the terms set out in this Schedule.

4.                           LECG shall sell the Default IPR to Bourne LLP in accordance with this Schedule with full title guarantee, free from all Encumbrances.

5.                           Completion of the sale and purchase of the Default IPR pursuant to exercise of the Default Right shall take place on the DR Completion Date, whereupon:

5.1                                             LECG shall deliver to Bourne LLP duly executed assignments in favour of Bourne LLP or its nominee(s) in respect of the Default IPR and any other documents reasonably required by Bourne LLP to transfer to it the Default IPR; and

5.2                                             Bourne LLP shall pay to LECG the consideration of £1.

6.                           If LECG does not perform its obligations under paragraph 5.1, LECG shall be deemed to have irrevocably appointed any person nominated by Bourne LLP to be its agent and attorney to execute any documents required to transfer and assign the Default IPR to Bourne LLP.

7.                           LECG agrees that the power of attorney contained in this Schedule is executed to secure the interest of Bourne LLP in the Default IPR and shall accordingly be irrevocable.

8.                           LECG undertakes to and covenants with Bourne LLP that it shall not, at any time whilst any of the Purchase Price remains payable, save with the prior written consent of Bourne LLP, sell, transfer, dispose of, charge, grant any option over, pledge or encumber in any way its interest in any of the Default IPR.

SIGNATURE PAGE

EXECUTED AS A DEED by		/s/ Daniel Ryan
Daniel Ryan		(Signature)
a director duly authorised for and on behalf of LECG LIMITED in the presence of:		6/22/2010
(Date)

WITNESS:
Signature	/s/ Chris O’Connor
Name	Chris O’Connor
Address	Salans LLP
Millennium Bridge House
2 Lambeth Hill
London EC4V4 AI
Occupation	Solicitor
(PLEASE COMPLETE IN CAPITALS)

EXECUTED AS A DEED by LECG CORPORATION acting a duly authorised signatory in the presence of:		/s/ Steve Samek
(Signature)
Steve Samek
(Print Name)
WITNESS:		6/21/2010
Signature	/s/ Yuri Rozenfeld	(Date)
Name	Yuri Rozenfeld
Address	80 Lancaster Ave
Devon, PA 19333
USA

Occupation	Attorney
(PLEASE COMPLETE IN CAPITALS)

EXECUTED AS A DEED by

Philip Feibusch	/s/ Philip Feibusch
and	(Signature)
6/22/2010
(Date)
Ian Mackie	/s/ Ian Mackie
and	(Signature)
6/22/2010
(Date)
Colette Moscati	/s/ Colette Moscati
and	(Signature)
6/22/2010
(Date)
Toni Dyson	/s/ Toni Dyson
for and on behalf of BOURNE BUSINESS CONSULTING LLP	(Signature)
6/22/2010
(Date)

EXECUTED AS A DEED by		/s/ Philip Feibusch
Philip Feibusch		(Signature)
a director duly authorised for and on behalf of BOURNE BUSINESS CONSULTING LIMITED in the presence of:		6/22/2010
(Date)

WITNESS:
Signature	/s/ Miroslav Pomichal
Name	Miroslav Pomichal
Address	20 Cursitor Street
London EC4A KT

Occupation	Trainee Solicitor
(PLEASE COMPLETE IN CAPITALS)

EXECUTED AS A DEED by PHILIP FEIBUSCH in the presence of:		/s/ Philip Feibusch
(Signature)
6/22/2010
WITNESS:		(Date)
Signature	/s/ Miroslav Pomichal
Name	Miroslav Pomichal
Address	20 Cursitor Street
London EC4A KT

Occupation	Trainee Solicitor
(PLEASE COMPLETE IN CAPITALS)

EXECUTED AS A DEED by IAN MACKIE in the presence of:		/s/ Ian Mackie
(Signature)
6/22/2010
WITNESS:		(Date)
Signature	/s/ Miroslav Pomichal
Name	Miroslav Pomichal
Address	20 Cursitor Street
London EC4A KT

Occupation	Trainee Solicitor
(PLEASE COMPLETE IN CAPITALS)

EXECUTED AS A DEED by COLETTE MOSCATI in the presence of:		/s/ Colette Moscati
(Signature)
6/22/2010
WITNESS:		(Date)
Signature	/s/ Miroslav Pomichal
Name	Miroslav Pomichal
Address	20 Cursitor Street
London EC4A KT

Occupation	Trainee Solicitor
(PLEASE COMPLETE IN CAPITALS)

EXECUTED AS A DEED by TONI DYSON in the presence of:		/s/ Toni Dyson
(Signature)
6/22/2010
WITNESS:		(Date)
Signature	/s/ Miroslav Pomichal
Name	Miroslav Pomichal
Address	20 Cursitor Street
London EC4A KT

Occupation	Trainee Solicitor
(PLEASE COMPLETE IN CAPITALS)